SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
  [ ]    Preliminary Proxy Statement
  [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  [ ]    Definitive Proxy Statement
  [X]    Definitive Additional Materials
  [ ]    Soliciting Material Pursuant to section 240.14a-11(c) or
         section 240.14a-12

                                 THE LIMITED, INC.
                 (Name of Registrant as Specified In Its Charter)
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [X]     No fee required.
 [ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.
         (1)    Title of each class of securities to which transaction applies:

         (2)    Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)    Proposed maximum aggregate value of transaction:

         (5)    Total fee paid:

 [ ]     Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)    Amount Previously Paid:

         (2)    Form, Schedule or Registration Statement No.:

         (3)    Filing Party:

         (4)    Date Filed:

                               THE LIMITED, INC.

                                ---------------

                           ADDITIONAL PROXY MATERIALS

                                ---------------

         These additional proxy materials relate to the special meeting of stockholders of The Limited, Inc. to approve the issuance of shares of Limited common stock as may be necessary to effect The Limited's offer to exchange shares of Limited common stock for all of the outstanding shares of Class A common stock of Intimate Brands, Inc. and subsequent "short-form" merger of Intimate Brands with a wholly owned subsidiary of The Limited.

         These additional materials have been filed previously with the Securities and Exchange Commission pursuant to Rule 425 under the Securities Act of 1933.

         The following information consists of supplemental information provided by The Limited, Inc. in connection with its exchange offer involving Intimate Brands, Inc.


     On February 8, 2002, plaintiffs in two stockholder lawsuits, Vogel v. Gee, et al., C.A. No. 19382-NC; and Helwig v. Wexner, et al., C.A. No. 19383-NC, pending in the Delaware Court of Chancery filed an amended complaint (the "Amended Complaint") which substantially revised the allegations in those actions to allege that the disclosures contained in the registration statement on Form S-4 and the prospectus included therein (together, the "Prospectus") filed by The Limited, Inc. ("The Limited") in connection with its offer to exchange (the "Offer") shares of its common stock for all of the outstanding shares of Class A common stock of Intimate Brands, Inc. ("Intimate Brands") were incomplete or misleading for various reasons. A copy of the Amended Complaint has been attached hereto.

     The Limited believes that the disclosure included in the Prospectus filed with the Securities and Exchange Commission ("SEC") satisfies all applicable legal requirements and is accurate and complete in all material respects. Nevertheless, The Limited is voluntarily providing the following information:

Structure of the Offer and Merger; Role of Special Committee

     The Prospectus provides that the Offer is being made directly to Intimate Brands' stockholders, who are free to tender their Intimate Brands shares as they may elect. Assuming that the conditions to the Offer are met and the Offer is completed, The Limited will effect a "short-form" merger of Intimate Brands and a wholly-owned subsidiary of The Limited (the "Merger"), unless it is not lawful to do so, and completion of the Merger will not require any additional Intimate Brands stockholder or board action. The Limited also stated in the Prospectus that, given that certain Intimate Brands directors are also directors of The Limited and certain other Intimate Brands directors are employees of Intimate Brands (whose compensation is determined by the Intimate Brands compensation committee, which consists of individuals who are also directors of The Limited), it expects that the directors of Intimate Brands who have no affiliation with The Limited will evaluate the proposed transaction and file their response to the Offer in accordance with SEC requirements.

     Since the commencement of the Offer, the Intimate Brands Board of Directors has established a Special Committee consisting of Intimate Brands directors Roger D. Blackwell, Donna A. James and William E. Kirwan to evaluate the Offer and make a recommendation to Intimate Brands stockholders. According to the information regarding these directors disclosed in Intimate Brands' proxy statement filed on April 20, 2001:

     o Dr. Blackwell has been a director of Intimate Brands since 1995. He is a Professor of Marketing at The Ohio State University and is also President and Chief Executive Officer of Roger Blackwell Associates, Inc., a marketing consulting firm in Columbus, Ohio. Dr. Blackwell is also a director of Airnet Systems, Inc., Anthony & Sylvan Pools


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


          Corporation, Applied Industrial Technologies, Inc., The Banc Stock Group, The Flex-Funds, Frontstep, Inc. and Max & Erma's Restaurants, Inc.

     o Ms. James has been a director of Intimate Brands since 2001. She is Executive Vice President and Chief Administrative Officer of Nationwide, an insurance and financial services organization. Ms. James is also a director of Villanova Capital, Inc.

     o Dr. Kirwan has been a director of Intimate Brands since 1998. He is the president of The Ohio State University. Dr. Kirwan is also a director of Columbia Gas and Wendy's International.

     The Special Committee has hired Wilmer, Cutler & Pickering as its counsel and Credit Suisse First Boston Corporation as its financial advisor. On February 20, 2002, the Special Committee filed with the SEC a Schedule 14d-9 stating that, among other things, it is unable to take a position with respect to the transaction at the present time because it has not completed a full and deliberate review and evaluation of the material terms of the transaction together with its legal and financial advisors, sufficient to enable the Special Committee to take an informed position with respect to the Offer and to discharge properly its fiduciary duties under applicable law.

The Limited's Beliefs as to the Potential Benefits of the Offer and Merger

     The Limited believes that the recombination of The Limited and Intimate Brands is strategically and operationally compelling and that it will yield significant benefits for stockholders of The Limited and Intimate Brands alike. The letter dated February 4, 2002 from Leslie H. Wexner, Chairman and Chief Executive Officer of The Limited, to the members of the Intimate Brands Board of Directors expresses these beliefs. A more detailed discussion of the basis for these beliefs is included in the Prospectus under "Background and Reasons for the Offer and the Merger" beginning on page 27.

The Exchange Ratio

     As is described in several places in the Prospectus, the exchange ratio in the Offer and the Merger was established so that current Intimate Brands stockholders will have approximately the same percentage ownership interest in Intimate Brands' businesses immediately after the completion of the Offer and the Merger as they currently hold. In addition, as Limited stockholders, they would also receive the same percentage ownership interest in The Limited's other businesses and assets. The recombination was not structured as a "cash-out" or other transaction intended to eliminate or reduce their interest in Intimate Brands. Instead, it was structured precisely with the intent of allowing current Intimate Brands stockholders to retain their approximate ownership interest in Intimate Brands while also receiving an interest in The Limited's other businesses and assets.


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


     The Limited does not believe that the analysis typically undertaken by stockholders in a "cash-out" or "squeeze-out" transaction is the appropriate framework for analysis of the Offer and the Merger by an Intimate Brands stockholder. First, Intimate Brands stockholders are not being asked to "give up" their interest in Intimate Brands since the basic premise of the transaction is that Intimate Brands stockholders will retain their approximate ownership interest. Second, as Limited stockholders, current Intimate Brands stockholders will also receive an interest in The Limited's other businesses and assets. Third, as a transaction undertaken for strategic and operational reasons, in which all Intimate Brands stockholders will continue to participate at substantially similar ownership levels in the combined enterprise, it is expected that stockholders will be able to participate in the potential benefits of the recombination, including the increased flexibility in allocating resources and expertise, which The Limited believes will allow both companies to strengthen their key brands, the elimination of management time and distraction in maintaining two public companies and the elimination of uncertainty on the part of lenders and rating agencies regarding The Limited's future plans for Intimate Brands.

Role of Financial Advisors

     Goldman, Sachs & Co. and Banc of America Securities LLC, as financial advisors to The Limited, made a presentation to the Board regarding various aspects of the Offer and the Merger. For various reasons, including the fact that the rationale for the transaction is principally strategic and operational, The Limited did not request and did not receive a "fairness opinion" from either of its financial advisors. Although The Limited believes that all material information included in that presentation is already reflected in the Prospectus and the documents incorporated by reference therein and that all applicable disclosure requirements have been satisfied, in the interests of clarifying the role of its financial advisors, The Limited is providing the summary set forth below of the information included in that presentation.

     In connection with the presentation, Goldman Sachs and Banc of America Securities relied upon the accuracy and completeness of all of the financial, accounting and other information that was discussed with or reviewed by each such party, and Goldman Sachs and Banc of America Securities assumed the accuracy and completeness of this information for purposes of making the presentation.

   Rationale for Transaction

     The presentation made by Goldman Sachs and Banc of America Securities summarized The Limited's rationale for the transaction substantially as set forth in the Prospectus under the section entitled "Background and Reasons for the Offer and the Merger." In support of The Limited's belief that the investor community has been increasingly viewing The Limited and Intimate Brands as very


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


similar companies, Goldman Sachs and Banc of America Securities noted several key market and financial indicators:

     o the growth rates of the two companies have become more similar over time, as illustrated by the growth rates of The Limited and Intimate Brands of 13.5% and 16%, respectively as of January 22, 2002 as compared to their growth rates of 13% and 22%, respectively, as of January 1, 1996, based on IBES median 5-year forward earnings-per-share growth rates;

     o the price-earnings multiples of the two companies have become more similar, as illustrated by the price-earnings multiples of The Limited and Intimate Brands of 18.4x and 19.2x, respectively, as of January 22, 2002, as compared to 15.0x and 17.4x, respectively, as of January 1, 1996, based on IBES median one-year forward earnings-per-share estimates;

     o the increase in Intimate Brands' contribution to The Limited's operating income (excluding nonrecurring items) from 72% in fiscal year 1996 to 86% in fiscal year 2000; and

o from a market valuation perspective, the current virtually identical trading characteristics of Limited common stock and Intimate Brands common stock, with The Limited's ownership stake in Intimate Brands representing 95% of The Limited's market value based on closing stock prices on January 22, 2002.

     The Limited's Businesses and Assets other than Intimate Brands

     The presentation included a summary of the various businesses and assets of The Limited, other than its ownership interest in the Intimate Brands businesses. These included:

     o the apparel businesses of Express, Structure, Limited Stores, Lerner and Henri Bendel;

     o the minority equity stakes owned by The Limited in the following public companies: Alliance Data Systems Corp., Charming Shoppes, Inc., Galyan's Trading Company, Inc., United Retail Group and Tarrant Apparel Group;

     o The Limited's ownership interest in other businesses such as its supplier subsidiary Mast;

     o    The Limited's ownership of the Easton retail development; and

     o    The Limited's cash balance.

     This summary was based on information provided by management of The Limited and on publicly available information, all of which was included in the presentation without any independent verification by Goldman Sachs or Banc of America Securities.


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


     Overview of Offer Considerations

     The presentation noted the existence of relatively few minority buy-in stock-for-stock exchange offers and included information indicating that of those transactions, none involved a target company that represented nearly as great a percentage of the acquiror's market capitalization as Intimate Brands does of The Limited. Given the unique attributes of the proposed recombination transaction as compared to other stock-for-stock buy-in transactions, The Limited and its financial advisors believe that a comparison of the exchange ratio used in the Offer and the Merger to the exchange ratios used in other transactions would not be meaningful. The presentation also included the calculation of an exchange ratio at which Intimate Brands stockholders would maintain their approximate ownership interest in Intimate Brands following the Offer and the Merger.

     Financial Impact of the Transaction to The Limited

     The presentation included a summary of the financial impact of the Offer and the Merger to The Limited. A calculation of the accretion and dilution determined in accordance with applicable SEC requirements is included in the pro forma financial statements and related notes to those statements included in the Prospectus. In addition, The Limited has disclosed in a conference call following the announcement of the Offer, a transcript of which has been filed with the SEC on February 6, 2002, the impact of the transaction on The Limited based on The Limited's current expectation of fiscal year 2001 results.

     General

     The summary of the presentation set forth above is not and does not purport to be a complete description of the presentation. The presentation was not, and was not intended to be, an opinion of any kind or an independent expert's report. Goldman Sachs and Banc of America Securities also were not requested to make, and did not make, an independent evaluation or appraisal of the assets and liabilities of The Limited or any of its subsidiaries (including Intimate Brands), nor was Goldman Sachs or Banc of America Securities furnished with any such evaluation or appraisal.

     Goldman Sachs and Banc of America Securities provided their advisory services and made the presentation solely for the information and assistance of the Board of The Limited in connection with its consideration of the Offer and the Merger and related structural alternatives. The presentation made by Goldman Sachs and Banc of America Securities does not constitute an opinion or appraisal of the Offer and the Merger nor is it a recommendation as to how any holder of shares of The Limited or Intimate Brands should act with respect to the Offer and the Merger.


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


Information Regarding The Limited and Intimate Brands

     The Limited believes that all material information regarding the results, operations and prospects of The Limited and Intimate Brands has been disclosed in the Prospectus or incorporated by reference therein as provided in the section entitled "Where You Can Find More Information." The sections entitled "Selected Historical Consolidated Financial Data," "Selected Unaudited Pro Forma Consolidated Financial Data" and "Unaudited Pro Forma Consolidated Financial Statements" contain important financial information regarding both companies. The "Risk Factors" section of the Prospectus discloses risks and uncertainties in connection with the Offer and the Merger as well as those related to the businesses of The Limited and Intimate Brands.

     First, the section entitled "Selected Historical Consolidated Financial Data" of the Prospectus includes a summary of the historical financial data of both companies for the past five years and incorporates by reference the actual historical financial statements on Forms 10-K and Forms 10-Q filed with the SEC for those periods.

     The Prospectus also includes, under "Selected Unaudited Pro Forma Consolidated Financial Data" and "Unaudited Pro Forma Consolidated Financial Statements," detailed pro forma financial statements that provide a picture of The Limited's financial position and results of operations had the Offer and the Merger occurred at an earlier date. As disclosed in the Prospectus, the pro forma financial statements do not reflect any adjustments for the estimated $20.4 million one-time, after-tax, non-cash charge relating to the exchange of vested Intimate Brands stock options and restricted stock awards. The pro forma financial statements also do not reflect the currently estimated $5 million in cost savings from the transaction.

     The Limited currently expects that the dilution resulting from the transaction, on a per share basis (based on the mid-point of The Limited's current expectations of fiscal year 2001 results), will consist of: (i) accretion of $0.01 from the elimination of costs related to maintaining Intimate Brands as a separate public company, (ii) dilution of $0.01 from non-cash amortization of intangible assets booked in purchase accounting, (iii) dilution of $0.03 resulting from the additional issuance of Limited stock, net of the benefit of 100% of Intimate Brands' earnings, (iv) dilution of $0.02 from on-going non-cash compensation expense for unvested stock options and restricted stock (i.e., unvested stock awards), which reduces rapidly to be de minimis by 2004 (calculated based on February 4, 2002 closing price) and (v) $0.04 dilution from a non-cash, one-time expense related to the exchange of vested stock options. The table below illustrates the pro forma dilution under three scenarios based on whether certain charges relating to the conversion of vested and/or unvested options are included in the calculation. The pro forma financial data included in this filing has been prepared solely to provide


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


additional information and has not been prepared in accordance with applicable SEC requirements.

Excluding Charges relating to Conversion of Vested
and Unvested Stock Awards                                                 2001E
2001 estimated EPS                                                       $ 0.84
     (i)  Accretion from cost savings                                    $ 0.01
    (ii)  Dilution from non-cash amortization of intangible net assets   $(0.01)
   (iii)  Dilution from issuance of Limited stock                        $(0.03)
                                                                         -------
Pro Forma estimated EPS                                                  $ 0.81
                                                                         =======

Including Charges Related to Conversion of Unvested Stock Awards,
but Excluding Charges Related to Conversion of Vested Stock Options
2001 estimated EPS                                                       $ 0.84
     (i)  Accretion from cost savings                                    $ 0.01
    (ii)  Dilution from non-cash amortization of intangible net assets   $(0.01)
   (iii)  Dilution from issuance of Limited stock                        $(0.03)
    (iv)  Dilution from on-going non-cash charge related to unvested
          stock awards                                                   $(0.02)
                                                                         -------
Pro Forma estimated EPS                                                  $ 0.79
                                                                         =======

Including Charges Related to Conversion of Vested Stock Options
and Unvested Stock Awards
2001 estimated EPS                                                       $ 0.84
     (i)  Accretion from cost savings                                    $ 0.01
    (ii)  Dilution from non-cash amortization of intangible net assets   $(0.01)
   (iii)  Dilution from issuance of Limited stock                        $(0.03)
    (iv)  Dilution from on-going non-cash charge related to unvested
          stock awards                                                   $(0.02)
     (v)  Dilution from one-time non-cash charge related to vested
          stock awards                                                   $(0.04)
                                                                         ------
Pro Forma estimated EPS                                                  $ 0.75
                                                                         =======

     The "Recent Developments" section of the Prospectus includes The Limited's current best estimate of the financial outlook for both The Limited and Intimate Brands in 2002. Neither The Limited nor Intimate Brands prepares multi-year financial projections because the unpredictable nature of their businesses does not lend itself to meaningful financial forecasts beyond the upcoming year. The Limited is not under any obligation to provide any other information than that provided in this section, including information regarding new products of Intimate Brands or The Limited, nor speculate on any possible future acquisitions. The Limited confirms, however, that there are no material acquisitions pending. As disclosed in the section entitled "Plans for Intimate Brands," The Limited does not have any current plans for any significant changes at Intimate Brands.

Effect of the Offer and the Merger on Intimate Brands Stockholders

     Current Intimate Brands stockholders own approximately 16.3% of Intimate Brands and, after the completion of the Offer and the Merger, they will own


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

approximately 16.3% of The Limited. Each share of Intimate Brands Class A common stock owned by current Intimate Brands stockholders will be exchanged in the Offer and Merger for 1.046 shares of Limited common stock. Outstanding Intimate Brands stock options and restricted stock will be exchanged for Limited stock options and restricted stock on the basis of that same exchange ratio and in accordance with applicable accounting principles to prevent dilution or enlargement of the rights under the respective awards. This exchange will not result in any special change-in-control payments and the vesting and expiration provisions of the converted stock options will remain unchanged.

     Through their ownership of Limited shares, current Intimate Brands stockholders will continue to enjoy the benefits of holding an interest in the Intimate Brands' businesses at substantially the same level as they held before the Offer and the Merger. In addition, current Intimate Brands stockholders will receive an interest in The Limited's other businesses and assets, which are described in the section of the Prospectus entitled "Summary."

Additional Information Regarding Structure

     In connection with its determination to pursue a recombination of The Limited and Intimate Brands, the Board of Directors of The Limited considered several different structural alternatives for effecting a recombination. The Board ultimately concluded that each mechanism for effecting the recombination other than the Offer and the Merger raised one or more of a variety of issues, including adverse timing, complexity, tax and other consequences (including the need for supermajority approval under the Intimate Brands' charter, as referred to in the Prospectus, if certain structures other than the Offer and the Merger were pursued) that made it less attractive than the Offer and the Merger.

Litigation

     As previously reported, on February 5, 2002 and continuing thereafter, lawsuits were filed in the Delaware Court of Chancery and in the Court of Common Pleas of Franklin County, Ohio on behalf of similar purported classes of public shareholders of Intimate Brands asserting that the terms of the Offer were inadequate and unfair to those shareholders. The Delaware actions were subsequently consolidated under the caption In re Intimate Brands, Inc. Shareholders Litigation, Cons. C.A. No. 19382-NC, and the amended complaint in the Vogel and Helwig actions that is referred to above was designated the operative complaint in that consolidated action. On February 8, 2002, plaintiffs in the Vogel and Helwig actions moved for expedited discovery on their claims in anticipation of making a motion for preliminary injunction against the closing of the Offer until additional disclosures addressing the alleged shortcomings identified in the amended complaint had been disseminated. Following a hearing on February 13, 2002, the Delaware Court of Chancery granted the application for expedited discovery and tentatively scheduled a


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


hearing on a motion for preliminary injunction to be held on February 28, 2002 at 11 a.m. Thereafter, in exchange for The Limited's agreement, among other things, to consult with plaintiffs' counsel regarding the contents of the supplemental disclosures included in this filing, plaintiffs' counsel in the now-consolidated Delaware actions agreed to adjourn proceedings on their motion for preliminary injunction. Accordingly, the hearing on a motion for preliminary injunction that had been scheduled for February 28, 2002 has been cancelled.

     By agreement with plaintiffs' counsel in the respective actions, the time for all defendants to respond to the complaints in the Delaware and Ohio actions has been extended through and including April 2, 2002 and April 3, 2002, respectively. These actions are in their earliest stages. The Limited believes the allegations are without merit and intends to defend against them vigorously.

















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

                                                                      ATTACHMENT

IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY



-----------------------------------X  C.A. No. 19382-NC
                                   :
EUGENIA GLADSTONE VOGEL,           :
                                   :
                                   :
                                   :
                    Plaintiff,     :
                                   :
                  vs.              :
                                   :
F. GORDON GEE, ROGER D. BLACKWELL, :
DONALD B. SHACKELFORD, BETH M.     :
PRITCHARD, DONNA A. JAMES, WILLIAM :
E. KIRWAN, GRACE A. NICHOLS, LESLIE:
WEXNER, INTIMATE BRANDS, INC., THE :
LIMITED, INC. and INTIMATE BRANDS  :
HOLDING CO., INC.,                 :
                                   :
                    Defendants.    :
                                   :
-----------------------------------X


-----------------------------------X  C.A. No. 19383-NC
                                   :
CARL HELWIG,                       :
                                   :
                    Plaintiff,     :
                                   :
                  vs.              :
                                   :
LESLIE WEXNER, BETH M. PRITCHARD,  :
GRACE A. NICHOLS, ROGER D.         :
BLACKWELL, DONALD B. SHACKELFORD,  :
E. GORDON GEE, WILLIAM E. KIRWAN,  :
DONNA JAMES, INTIMATE BRANDS, INC.,:
THE LIMITED, INC. and INTIMATE     :
BRANDS HOLDING CO., INC.,          :
                                   :
                    Defendants.    :
                                   :
-----------------------------------X

NOTICE OF FILING AMENDED COMPLAINT
----------------------------------


TO: ALL DEFENDANTS

        PLEASE TAKE NOTICE that plaintiffs herewith file the within Amended Complaint as of course pursuant to Rule 15(a).

     In compliance with Rule 15(aa), plaintiffs aver that the Amended Complaint is in full substitution for the complaints heretofore filed in the above-captioned actions.


                                       ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

                                       By: /s/
                                           --------------------------------
                                           Suite 1401 , Mellon Bank Center
                                           P.O. Box 1070
                                           Wilmington, DE 19899-1070
                                           (302) 656-4433
                                           Attorneys for Plaintiffs


IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

-----------------------------------X  C.A. No. 19382-NC
                                   :
EUGENIA GLADSTONE VOGEL,           :
                                   :
                    Plaintiff,     :
                                   :
                  vs.              :
                                   :
F. GORDON GEE, ROGER D. BLACKWELL, :
DONALD B. SHACKELFORD, BETH M.     :
PRITCHARD, DONNA A. JAMES, WILLIAM :
E. KIRWAN. GRACE A. NICHOLS, LESLIE:
WEXNER; INTIMATE BRANDS, INC., THE :
LIMITED, INC. and INTIMATE BRANDS  :
HOLDING CO., INC.,                 :
                                   :
                    Defendants.    :
                                   :
-----------------------------------X

-----------------------------------X  C.A. No. 19383-NC
                                   :
CARL HELWIG,                       :
                                   :
                    Plaintiff,     :
                                   :
                  vs.              :
                                   :
LESLIE WEXNER, BETH M. PRITCHARD,  :
GRACE A. NICHOLS, ROGER D.         :
BLACKWELL, DONALD B. SHACKELFORD,  :
E. GORDON GEE, WILLIAM E. KIRWAN,  :
DONNA JAMES, INTIMATE BRANDS, INC.,:
THE LIMITED, INC. and INTIMATE     :
BRANDS HOLDING CO., INC.,          :
                                   :
                    Defendants.    :
                                   :
-----------------------------------X

AMENDED COMPLAINT
-----------------

     For their Amended Complaint, plaintiffs allege upon personal knowledge with respect to themselves, and upon information and belief as to all other allegations herein, as follows:

NATURE OF THE ACTION
--------------------

     1. This is a class action on behalf of the public holders of the Class A stock of Intimate Brands, Inc. ("IBI" or the "Company"), against its directors and the controlling shareholder of IBI in connection with the proposed acquisition of the publicly owned shares of IBI common stock by its majority controlling shareholder, defendant The Limited, Inc. ("The Limited").

     2. After the close of trading on February 4, 2002, The Limited announced that it was launching an exchange offer the next day (the "Exchange Offer") to acquire the outstanding shares of IBI that it did not then already own for
1.046 shares of The Limited common stock for each outstanding share of IBI common stock (the "Exchange Ratio"). The Limited, which already owns over 83% of IBI's outstanding shares and 94% of the voting power, plans to effectuate a short-form merger in the event it obtains over 90% ownership as a result of the Exchange Offer (the "Merger") (together, the Exchange Offer and the Merger are referred to as the "Proposed Transaction"). Significantly, The Limited has precipitously launched the Tender Offer without awaiting a recommendation from or engaging in any negotiations with any special committee of the Board of Directors of IBI (even assuming that a properly constituted special committee could have been formed).

     3. The consideration that The Limited has offered to members of the Class (as defined below) in the Exchange Offer is unfair and inadequate because, among other things, the intrinsic value of IBI's publicly owned stock is materially in excess of the amount offered, giving due consideration to the Company's growth and anticipated operating results, net asset value and future profitability.

     4. Importantly, the documents disseminated to IBI's public shareholders in connection with the transaction, including the Form S-4 Registration Statement (the "Registration Statement"), are materially false and misleading and fail to provide IBI's minority shareholders with essential and meaningful information they need to assess the fairness and reasonableness of the proposed transaction. In particular, in a transaction such as the one at issue here, the majority shareholder bears the burden of making complete disclosure of all material facts relevant to the minority shareholders' decision whether to accept the consideration offered. Among other things, in connection with the Registration Statement, The Limited has violated its disclosure obligations by:

-- creating a false impression in connection with the Proposed Transaction that a "Special Committee" of IBI directors has the authority and ability to protect the interests of the IBI minority stockholders;

-- falsely stating that the proposed transaction is "strategically and operationally compelling" to IBI's public shareholders.

-- falsely stating that the proposed transaction will yield "significant benefits" for IBI's public shareholders.

-- failing to disclose that the premium implied by the Exchange Ratio is materially inadequate in comparison to comparable transactions;

-- falsely stating that "the market capitalizations of The Limited and Intimate Brands are virtually identical;"

-- failing to disclose all material information regarding the value, results, operations and prospects of IBI and The Limited;

-- failing to disclose detailed projections for IBI and The Limited;

-- failing to quantify the expected synergies from consummation of the Proposed Transaction;

-- failing to disclose The Limited's basis for the Exchange Ratio or the valuation methodologies used in determining the exchange ratio;

-- failing to disclose The Limited's assessment of whether the Proposed Transaction is fair and a reasonably detailed discussion regarding the bases for such assessment;

-- failing to disclose the reasons for the recent resignation of Mr. Bernard, The Limited's President and CEO, as well as The Limited's plans to find a replacement for him;

-- failing to disclose that the real reason for the timing of the Exchange Offer is that IBI's prospects and stock price have been rapidly improving;

-- failing to disclose information regarding IBI's new products or product pipeline;

-- failing to disclose information regarding the current acquisitions The Limited is considering and The Limited's prospects for acquisitions in the future; and

-- failing to disclose information regarding the role, analyses and conclusions of The Limited's two financial advisors with respect to the Exchange Offer.

-- failing to inform IBI's minority shareholders of the considerable leverage they now possess in dealings with The Limited which they will lose if the Proposed Transaction is consummated.

     5. In sum, The Limited is attempting to acquire IBI's public shareholders' financial stake without affording them fair consideration for their shares and full and candid disclosures. Injunctive relief in this action is essential to protect the interests of IBI's minority shareholders.

THE PARTIES
-----------

     6. Plaintiffs are and at all relevant times have been the owners of shares of IBI Class A common stock.

     7. IBI is a Delaware corporation with its principal executive offices located at Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43230. IBI operates specialty retail stores and direct-response (catalog and e-commerce) businesses that offer women's intimate and other apparel, personal care products and accessories. The Company consists of Victoria's Secret Stores, Victoria's Secret Beauty, Victoria's Secret Direct and Bath & Body Works. Victoria's Secret Stores is a specialty retailer of women's intimate apparel and related products. Victoria's Secret Beauty is a specialty retailer of high-quality beauty products. Bath & Body Works is a specialty retailer of personal care products. Victoria's Secret Direct is a catalog and e-commerce retailer of intimate and other women's apparel.

     8. (a) Defendant The Limited is a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located at Three Limited Parkway, Columbus, Ohio. The Limited owns 100% of the outstanding Class B Common Stock of IBI, which represents approximately 94% of the combined voting power of the Company. Each share of Class B common stock is convertible into one Class A share. If converted, The Limited would own 83.9% of all Class A common stock. IBI's relationship with The Limited is governed, in part, by agreements entered into in connection with the Company's 1995 initial public offering, including a services agreement, a corporate agreement, several lease agreements, several shared facilities agreements and a tax-sharing agreement.

     (b) Defendant Intimate Brands Holding Co., Inc. is a wholly-owned subsidiary of The Limited, established to effectuate the proposed transaction.

     9. (a) Defendants F. Gordon Gee ("Gee"), Roger D. Blackwell, Donald B. Shackelford ("Shackelford"), Beth M. Pritchard ("Pritchard"), Donna A. James, William E. Kirwan, Grace A. Nichols ("Nichols") and Leslie Wexner ("Wexner") are the directors of IBI (collectively, the "Individual Defendants").

     (b) Defendant Wexner serves as Chairman of the Board and CEO of IBI and Chairman of the Board and CEO of The Limited. Defendant Wexner is the controlling shareholder of The Limited which he founded in 1963.

     (c) In addition to serving as directors of IBI, defendants Shackelford and Gee also serve as directors of The Limited; defendant Pritchard serves as President and CEO of Bath & Body Works, Inc., a subsidiary of IBI; and defendant Nichols serves as President and CEO of Victoria's Secret Stores, Inc., a subsidiary of IBI. Furthermore, defendant Kirman is the President of Ohio State University ("OSU"); defendant Blackwell is Professor of Marketing at OSU; and Defendant James is a member of the Board of the Wexner Center for the Arts at OSU. Defendant Wexner is a 1959 graduate of OSU and, until June 2001, had the distinction of having made the largest single donation ever to OSU, $25,000,000.

     (d) Thus, all of IBI's directors suffer from divided loyalties in the proposed transaction by reason of their affiliation with The Limited, their employment by IBI, or their gratitude and obeisance to defendant Wexner for his extraordinary largesse to OSU.

        10. Each Individual Defendant and The Limited owe IBI's public stockholders fiduciary obligations and were and are required to: act in furtherance of the best interests of IBI's public stockholders; govern IBI in such a manner as to heed the expressed views of its public shareholders; refrain from abusing their positions of control; and not favor their own interests at the expense of IBI's public stockholders.

CLASS ACTION ALLEGATIONS
------------------------

     11. Plaintiffs bring this action pursuant to Rule 23 of the Rules of this Court, individually and on behalf of all other shareholders of the Company (except defendants and any person, firm, trust, corporation, or other entity related to or affiliated with them) and their successors in interest, who are or will be threatened with injury arising from defendants' actions, complained of herein (the "Class").

     12. This action is properly maintainable as a class action for the following reasons:

     a. The Class is so numerous that joinder of all members is impracticable There are millions of shares of IBI Class A common stock which are outstanding, held by hundreds, if not thousands, of public investors who are members of the Class.

     b. There are questions of law and fact that are common to the Class including, inter alia, the following:

     (i) Whether defendants have engaged and are continuing to engage in conduct which unfairly benefits The Limited at the expense of the members of the Class;

     (ii) Whether the Individual Defendants, as officers and/or directors of the Company, and The Limited, the controlling stockholder of IBI, are violating their fiduciary duties to plaintiffs and the other members of the Class; and

        (iii) Whether plaintiffs and the other members of the Class would be irreparably damaged were the Proposed Transaction not enjoined.

     c. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of the claims of the other members of the Class and plaintiffs have the same interests as the other members of the Class. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

     d. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

     e. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

SUBSTANTIVE ALLEGATIONS
-----------------------

A.      Background

     11. On or about October 23, 1995, IBI, which was then a wholly-owned subsidiary of The Limited, completed an initial public offering of approximately 16% of its common stock. Defendants apparently perceived an acute problem with IBI's visibility to investors and analysts as the IPO was purportedly undertaken to (a) "enable Intimate Brands to more independently focus on its intimate apparel and personal care businesses while allowing The Limited to focus on its retail apparel businesses," (b) "make the respective financial and operating results of Intimate Brands and the apparel business more visible to investors," and (c) "promote entrepreneurial spirit and create new career opportunities by allowing executives and associates to participate more directly in the performance of their business."

     12. IBI, as a standalone entity, has achieved these goals. In this regard, according to defendants, the IPO has "facilitated the development of the brands and businesses of Intimate Brands," allowed Intimate Brands to recruit and retain talented executives and associates, and "focused the investor community on the performance and prospects of the Intimate Brands' businesses."

     13. As illustrative, from October 1995 through fiscal 2000, IBI's annual revenues have increased 96%, from $2.6 billion to $5.1 billion; net income has increased 113% from $203 million to $432 million; and the number of stores it operates has increased 85% from 1,293 to 2,390.

     14. Conversely, over the last few years, The Limited has suffered many setbacks and its apparel business has been slumping. Among other things, it has closed over 1,500 stores and has substantially downsized Henri Bendel, a formerly high-end department store.

     15. IBI has so outpaced The Limited that at this time, IBI represents approximately 95% of The Limited's market value and, for fiscal 2001, defendants estimated that IBI will contribute approximately 90% of The Limited's operating income. Analysts have clearly recognized the importance of IBI to The Limited. As stated in a recent Wells Fargo Securities, LLC report dated February 4, 2002, "we anticipate that Intimate Brands has been the chief driver for Limited, and any upside will be derived from the stake in Intimate Brands."

     16. Despite IBI's huge success, the Company's stock price fell off dramatically during the Summer of 2001. Since October 2001, however, the Company's stock price has risen -- rebounding from approximately $9.00 per share to almost $19.00 per share.

     17. On or about January 31, 2002, it was publicly announced that Robert Bernard, President and Chief Executive Officer of The Limited, had resigned. No reasons were given for his resignation and The Limited CEO post currently remains empty. There is no discussion of these matters in the Registration Statement.

B.   The Limited Decides To Purchase IM's Public Shares

     18. At the end of 2001, The Limited engaged Goldman, Sachs & Co. ("Goldman Sachs") and Banc of America Securities LLC ("Banc of America") as financial advisors to analyze "strategic alternatives" with respect to IBI. At the end of January 2002, realizing that the window of opportunity to eliminate the minority stockholders of IBI at a grossly inadequate price was rapidly closing, The Limited acted quickly to usurp 100% of the benefits of IBI's businesses, IBI's value and the expected future appreciation in IBI's stock price. Shortly thereafter, The Limited Board decided to proceed with the Exchange Offer.

     19. The Limited's purported reasons for pursuing the proposed transaction include: (a) "elimination of management distraction," (b) "elimination of uncertainty regarding The Limited's future plans for Intimate Brands, including uncertainty on the part of lenders and rating agencies," and (c) "the opportunity for modest cost-savings through the elimination of certain duplicative functions." Because, however, The Limited and IBI currently share information technology, distribution, logistics, real estate, store design and construction, it is unclear what synergies will be created by virtue of the proposed transaction- These synergies are neither quantified nor described in the Registration Statement. Also absent from the Registration Statement is any discussion of the alleged "management distractions" that allegedly spurred the proposed transaction and/or any information regarding uncertainties with respect to lenders and rating agencies.

C.   Defendant Wexner Sends A Letter To The Board Of IBI

     20. After The Limited Board approved the Proposed Transaction, defendant Wexner sent a letter to the IBI Board stating that:

     As we discussed, The Limited's Board of Directors has determined that it is desirable to recombine Intimate Brands and The Limited. We believe this step is strategically and operationally compelling and should yield a number of significant benefits. Most importantly, we believe it would put the Limited and IBI in a better position to exploit fully both companies' key brands and thereby create greater value for all stockholders.

     As a result, tomorrow morning The Limited will commence an offer to IBI stockholders in which we will offer to exchange 1.046 shares of Limited common stock for each share of Intimate Brands common stock we do not own. We have set the exchange ratio so that Intimate Brands stockholders will have approximately the same ownership interest in Intimate Brands' businesses immediately after completion of the transaction that they currently hold while also getting the same interest in The Limited's other businesses and assets. The exchange ratio also represents an approximately 6.1% premium over the Intimate Brands common stock closing price on February 4, 2002.

     Assuming that the conditions to the offer are satisfied (including a nonwaivable condition that The Limited own at least 90% of the common stock of Intimate Brands) and that the offer is completed, we will then effect a "short-form" merger in which the remaining Intimate Brands public stockholders will receive the same consideration unless it is not legal to do so. The share exchange in both the offer and the merger will be tax-free to IBI stockholders for U.S. federal income tax purposes.

     We believe that the recombination should be well received by Intimate Brands' stockholders. It is strategically sound, and we hope it will facilitate meaningful growth in the years ahead. I believe this is truly a win-win transaction for both companies and their stockholders.

     Although we are not seeking to reach a formal agreement with you on the transaction we are aware that you will need to review the transaction and make a recommendation to your stockholders. We also understand that it would be customary in transactions of this type for a special committee of independent directors to be established to review the transaction and make its recommendation and for that committee to retain independent financial and legal advisors. Needless to say, The Limited supports the creation of such a committee and the retention by it of independent advisors.

     On a personal note, I want to express my thanks to each of you for your efforts in helping build IBI into the extraordinary business that it is and for the work to be done in evaluating this transaction.

     We look forward to moving ahead on this exciting transaction that we believe will generate value for Limited and Intimate Brands stockholders alike.

     21. This letter, which was publicly disclosed in the Registration Statement, is materially false and misleading. Among other things, the proposed transaction is not "strategically and operationally compelling" to IBI's shareholders. As previously discussed, because IBI is much stronger than The Limited, the proposed transaction will be harmful to IBI's public shareholders. Furthermore, for these reasons, it is similarly misleading to state that the transaction will yield "significant benefits" for IBI's public shareholders. Moreover, defendants had no basis to claim that they "believed that the recombination should be well received by Intimate Brands' stockholders." In fact, a review of the messages posted on the Internet with respect to the deal, indicates that IBI shareholders would prefer to retain their IBI shares instead of being watered-down with stock of The Limited.

        22. Far from being "strategically and operationally compelling", completion of the Proposed Transaction will force IBI shareholders to share ownership of significantly less attractive assets, as can be seen by comparing the growth rates and profit margins of the two companies. Between fiscal years 1995 and 2000, IBI's revenues (14.4% annual growth rate), operating income (also a 14.4% annual growth rate) and net income (16.6% annual growth rate) grew at higher rates than The Limited's corresponding revenues, operating income and net income as a whole (5.1%, 7.5% and -14.7% annual growth rates), and at significantly higher rates than The Limited's non-IBI businesses (revenues at - 1.1%, operating income at -11.7%; The Limited's non IBI net income growth rate is not calculable due to the fact that these businesses as a whole would have reported a net loss during 2000). Excluding the effects of special and non- recurring charges and gains, IBI's operating profit margin of 15.7% over fiscal years 1995-2000 is almost double The Limited's overall operating profit margin of 8;0% and far better than The Limited's non-IBI's operating profit margin of 2.4% over the same time period.

D.  The Proposed Transaction Undervalues IBI

     23. The Limited unfairly timed the Proposed Transaction because it realized that IBI's prospects and stock price were improving and that these improvements would make an acquisition of the minority interest more expensive. The Exchange Offer was purposefully timed to occur after yearend tax selling pressure and just as the stock price of IBI was beginning to turn around and expected to show continued improvements throughout the year. The Exchange Offer, which values the shares of IBI at $18.57 per share, represents a paltry 6.1% premium based on the closing prices of $17.50 per share for IBI common stock and $17.75 for The Limited common stock on February 4, 2002, the day before the Exchange Offer commenced.

     24. Significantly, the Registration Statement omits well-established yardsticks by which to measure the import of this meager premium. For example, missing from the Registration Statement is any "minority squeeze-out analysis." Such standardized investment banking methodology, which is customarily utilized in freeze-out transactions such as the one here, would show that a reasonable premium for IBI's public shares would be in the 20-3.0% range, implying a price as high as $23.50 per share by this metric. Under such an analysis, it is clear that the Exchange Ratio and the premium it represents fall substantially short of the fair value of the Company's shares. This failure to disclose that the premium is low as compared to other comparable freeze-out transactions is highly material. The Limited has failed to disclose whether a minority squeeze-out analysis was performed and, if one was performed, what the results were. Alternatively, if such an analysis was not performed, The Limited has failed to advise the Class as to the lack of such an analysis and the reason why it was not undertaken. The omission of this material information disables IBI's public shareholders from making an informed judgment on value.

     25. Furthermore, based on premiums paid in comparable transactions, the Exchange Ratio is grossly inadequate. For example an analysis of all merger transactions involving public companies in 2000 indicates an average premium paid over the five days preceding the announcement of the transaction of 41%, which would give IBI's Class A shares an implied value of $24.20; an analysis of all merger transactions involving public companies in 2001 indicates an average premium paid over the five days preceding the announcement of the transaction of 46.9%, which would give IBI's Class A shares an implied value of $25.19; an analysis of all merger transactions involving stock-for-stock mergers of public companies over the last two years indicates an average premium paid over the five days preceding the announcement of the transaction of 37.0%, which would give IBI's Class A shares an implied value of $23.50; an analysis of all merger transactions involving public companies over the past two years in. which the seller's stock price is $10.$25 indicates an average premium paid over the five days preceding the announcement of the transaction of 38.8%, which would give IBI's Class A shares an implied value of $23.80; an analysis of all merger transactions involving public companies in the last two years in which the transaction value is greater than $500 million indicates an average premium paid over the five days preceding the announcement of the transaction of 38.2%, which would give IBI's Class A shares an implied value of $23.70; an analysis of all merger transactions involving public companies in the last two years in the retail industry indicates an average premium paid over the five days preceding the announcement of the transaction of 58.6%, which would give IBI's Class A shares an implied value of $27.20; and an analysis of all transactions involving public companies in the last two years in the apparel industry indicates an average premium paid over the five days preceding the announcement of the transaction of 87.1%, which would give IBI's Class A shares an implied value of $32.09.

     26. Also demonstrative of the grossly inadequate premium reflected in the Proposed Transaction is the recent transaction between David's Bridal Inc. ("David's Bridal") and The May Department Stores Company ("May"). In that deal, which was effectuated through a tender offer, May paid premiums of 73% over the price of David's Bridal on the day prior to the announcement of the transaction; and premiums of 68% and 85.6%, respectively over the three-month and six-month average closing prices of David's Bridal common stock. None of this information appears in the Registration Statement, thereby disabling Class members from drawing any relevant comparisons to other deals. By discussing the asserted premium in the Proposed Transaction. The Limited assumed the duty to make full disclosure of relevant data putting the premium in perspective. Failure to do so makes the Registration Statement materially false and misleading.

     27. Defendants state in the Registration Statement that "the market capitalizations of The Limited and Intimate Brands are virtually identical." This statement is, on its face, false and the implications flowing from this statement are false as well. Based on trading data on February 7, 2002, following announcement of the Proposed Transaction, IBI has an approximate $8.8 billion market capitalization and The Limited has a market capitalization of $7.2 billion. Because 84% of IBI's market capitalization is owned by The Limited, the market ascribes a negative value of minus $590 million (-$590,000,000) to the other assets which comprise The Limited. The Limited, however, does not disclose these numerical relationships in the Registration Statement. Rather, The Limited misleadingly states that the two companies have virtually identical market capitalizations to support its characterization of the Transaction as essentially an equal swap. IBI shareholders should not have to be saddled with The Limited's worthless apparel divisions.

     28. Furthermore, the paltry 6.1% premium does not reflect the inherent value of IBI's two key divisions, Victoria's Secret and Bath & Body Works, which show promising signs of sales and margin recoveries in 2002. Moreover, since the 1995 IPO, MI investors have realized an approximate 15.5% compound annual return for their Company, which has doubled in size. This stellar performance is not accounted for in the Exchange Ratio.

     29. Also missing from the Registration Statement is an accretion/dilution analysis based on after-tax and free cash flow. This type of analysis is very important to IBI's public shareholders when deciding whether to accept the Exchange Offer.

     30. The Proposed Transaction is a blatant attempt by The Limited to usurp unfairly from the IBI minority stockholders their proportionate interest in IBI's current value and in the future growth in IBI's business and future gains in IBI stock. The Proposed Transaction, for grossly inadequate consideration, will deny plaintiffs and the other members of the class of their right to share proportionately in IBI's real current value and in the future success of IBI.

     31. Plaintiffs and all other minority stockholders of IBI will be damaged in that they will not receive in the Proposed Transaction their fair portion of the value of IBI's business. The Exchange Ratio is unfair and grossly inadequate from both a financial and process perspective. From a financial perspective, the fair value of IBI common stock, as determined by any objective valuation measure is materially in excess of the value of the consideration being offered by The Limited. The "premium" is totally inadequate by reference to any standardized benchmark used for comparison. The Proposed Transaction does not offer consideration approaching IBI's going concern value. From a process perspective, The Limited has decided to proceed with the Exchange Offer, unilaterally dispensing with the usual procedure of first obtaining Special Committee approval. The Limited determined the Exchange Ratio on its own without negotiating with anyone purporting to represent the interests of the minority shareholders. This defective process has directly contributed to the unfair and grossly inadequate Exchange Ratio.

E.   Defendants Fail To Disclose All Material Information Needed
     By The IBI Minority Stockholders To Make Informed
     Decisions Regarding The Exchange Offer And The Merger

     32. The Limited has a duty to disclose fully and fairly all material information regarding the prospects and value of both IBI and The Limited so that the IBI minority shareholders can make an informed decision whether or not to tender their shares into the Exchange Offer.

     33. Full and candid disclosure is particularly meaningful because IBI's minority shareholders presently possess significant leverage in dealings with The Limited. IBI's charter calls for 75% or more super-majority approval by the minority shareholders of a merger or other "business combination" with The Limited. For this reason, the Exchange Offer is conditioned on receipt of sufficient tenders to increase The Limited's ownership to 90% or more. The Limited has deliberately structured the Proposed Transaction as an Exchange Offer and Merger to extinguish the protection and leverage IBI's charter bestows on the minority shareholders. The minority shareholders will lose their leverage if The Limited entices sufficient tenders to achieve 90% or more ownership of IBI. The Registration Statement does not meaningfully inform the minority shareholders of the leverage they presently possess to prevent a merger with The Limited, the aim of the Proposed Transaction.

     34. The Registration Statement provides wholly inadequate information regarding the value, results, operations and prospects of IBI and the value, results, operations and prospects of The Limited. Given that the consideration in the Proposed Transaction is shares of The Limited common stock, The Limited's business, prospects and financial condition are material to the IBI minority stockholders, as The Limited itself admits in the Registration Statement. The Registration Statement fails, however, to provide even minimal information needed for the IBI minority shareholders to make an informed decision regarding the Exchange Offer.

     35. For example, the Registration Statement contains no financial projections for IBI and for The Limited. Although the Registration Statement contains a section entitled "Outlook for 2002," that section merely contains The Limited's views on the purportedly "challenging" retail environment, without disclosing any multi-year projections and/or the underlying assumptions which would be used to generate such projections. To be truly meaningful to the IBI minority stockholders, who will be receiving stock of The Limited in the Exchange Offer, multi-year projections for IBI and The Limited should be disclosed and the details regarding and the assumptions underlying such projections must be provided, and any differences in assumptions and methodologies expressly noted

     36. The Limited no doubt has in its possession detailed stand-alone projections for both IBI and The Limited. Any projections relied upon or created by The Limited and/or IBI in connection with the Proposed Transaction are material to the IBI stockholders and, therefore, must be disclosed.

     37. Moreover, the Registration Statement does not even disclose The Limited's own bases for the Exchange Ratio or the valuation methodologies used by The Limited in determining the Exchange Ratio.

     38. In addition, the Registration Statement does not disclose any material details regarding any of IBI's new products or the state of IBI's fashion pipeline. This information is needed to value IBI accurately.

     39. Nor does the Registration Statement provide any details regarding business acquisitions by The Limited, other than IBI, that may currently be under discussion. This information is relevant not only to assess The Limited's current value but also to value The Limited's long-term growth prospects. Moreover, to the extent The Limited uses stock for future acquisitions or The Limited issues debt with conversion rights, The Limited's shareholders, including IBI's former shareholders (if the Merger is consummated), will be diluted.

     40. A summary of the misrepresentations and omissions in the Registration Statement is as follows:

     a. misleading IBI stockholders into believing that IBI's business and prospects are deteriorating while, in reality, IBI is in the process of turning around and is expected to see continued improvements at both of its divisions;

     b. failing to disclose all material information regarding the value, results, operations and prospects of IBI;

     c. failing to disclose all material information regarding the value, results, operations and prospects of The Limited;

     d. failing to disclose detailed projections for IBI;

     e. failing to disclose detailed projections for The Limited;

     f. failing to adequately describe and quantify the expected synergies from the Proposed Transaction;

     g. failing to disclose The Limited's basis for the Exchange Ratio or the valuation methodologies used in determining the Exchange Ratio;

     h. falsely starting that the proposed transaction is "strategically and operationally compelling" to IBI's public shareholders;

     i. falsely stating that the proposed transaction will yield "significant benefits" for IBI's public shareholders;

     j. failing to disclose that the premium implied by the Exchange Ratio is materially inadequate in comparisons to other comparable transactions;

     k. falsely stating that "the market capitalizations of The Limited and Intimate Brands are virtually identical;"

     1. failing to disclose The Limited's assessment of whether the proposed Transaction is fair and a reasonably detailed discussion regarding the basis for such an assessment;

     m. Failing to disclose the reasons for the recent resignation of Mr. Bernard, The Limited's President and CEO, as well as defendants' plans to find a replacement for him;

     n. failing. to disclose information regarding IBI's new products or fashion pipeline;

     o. failing to disclose information regarding the acquisitions The Limited is considering; and

     p. failing to disclose that all the directors of IBI are conflicted and unable to protect the interests of IBI's minority shareholders.

     41. The Limited is the majority owner of IBI and is, therefore, well aware of the status of IBI's development and success. In making its inadequate offer to acquire the publicly owned stock of IBI, The Limited has tried to take advantage of the fact that the market price of IBI stock does not fully reflect the progress and inherent and future value of the Company.

     42. The intrinsic value of the stock of IBI is materially in excess of the value produced by the Exchange Ratio, giving due consideration to the prospects for growth and profitability of IBI in light of its business, earnings and earnings power, present and future; the Exchange Ratio offers an inadequate premium to the public stockholders of IBI; and the Exchange Ratio is not the result of arm's-length negotiations, but was fixed arbitrarily by The Limited to "cap" the market price of IBI stock, as part of its plan to obtain complete ownership of IBI's assets and business at the lowest possible price.

     43. Because The Limited is in possession of proprietary corporate information concerning IBI's future financial prospects, the degree of knowledge and economic power between The Limited and the class members is unequal, making it grossly and inherently unfair for The Limited to obtain the remaining 16.1% of IBI's shares at the unfair and inadequate consideration it has proposed with inadequate disclosure.

     44. Because The Limited controls 83.9% of IBI, no suction or market check can be effected to establish IBI's transactional worth. Thus, The Limited has the power and is exercising its power to acquire IBI's minority shares and dictate terms which are in The Limited's best interest, without competing bids and regardless of the wishes or best interests of class members or the intrinsic value of IBI's stock.

     45. All the Individual Defendants are affiliated with or beholden to The Limited and/or defendant Wexner, The Limited's largest shareholder. Thus, they are incapable and/or unwilling to take the measures necessary to protect the interests of IBI's minority shareholders.

     46. Plaintiffs and the Class will suffer irreparable harm unless The Limited, with the acquiescence of the Individual Defendants, is enjoined from breaching its fiduciary duties to the Class and from carrying out its plan to deprive the minority shareholders of their fair proportionate interest in IBI.

     47. Plaintiffs and the other class members are immediately threatened by the acts and transactions complained of herein, and lack an adequate remedy at law.

     WHEREFORE, plaintiffs demand judgment and preliminary and permanent relief, including injunctive relief, in their favor and in favor of the Class and against defendants as follows:

     A. Declaring that this action is properly maintainable as a class action, and certifying plaintiffs as class representatives;

     B. Enjoining the Proposed Transaction or, if the Transaction is consummated, rescinding the Transaction;

     C. Awarding plaintiffs and the Class compensatory damages and/or rescissory damages;

     D. Awarding plaintiffs the costs and disbursements of this action, including a reasonable allowance for plaintiffs' attorneys' and experts' fees; and

     E. Granting such other and further relief as this Court may deem to be just and proper.


                                          ROSENTHAL, MONHAIT, GROSS &
                                            GODDESS, P.A.

                                          By:
                                              ----------------------------------
                                              Suite 401, 19 North Market Street
                                              Post Office Box 1070
                                              Wilmington, Delaware 19899
                                              (302) 656-4433

                                              Attorneys for Plaintiffs

Of Counsel:

MILBERG WEISS BERSHAD HYNES
  & LERACH LLP
Steven G. Schulman
U. Seth Ottensoser
Seth Rigrodsky
One Pennsylvania Plaza
New York, NY 10119-0165
(212) 594-5300

SCHIFFRIN & BARROWAY, LLP
Marc A. Topaz
Gregory M. Castaldo
Patricia Weiser
Three Bala Plaza East
Suite 400
Bata Cynwyd, PA 19004
(610) 667-7706


CERTIFICATE OF SERVICE

     I, Joseph A. Rosenthal, Esquire, do hereby certify that on this 8th day of February 2002, I caused copies of the foregoing to be served via hand delivery upon:

C. Stephen Bigler, Esquire
Richards Layton & Finger
One Rodney Square
Wilmington, DE 19801

                                                            Joseph A. Rosenthal

On February 28, 2002, The Limited, Inc. issued the following press release:


         INTIMATE BRANDS, INC. REPORTS 2001 AND FOURTH QUARTER EARNINGS


Columbus, Ohio, February 28, 2002-- Intimate Brands, Inc. (NYSE: IBI) today reported results for the fourth quarter and full year 2001.

"Inventory discipline across the brands, coupled with an outstanding Holiday performance at Victoria's Secret, led to a 33% increase in fourth quarter earnings per share at Intimate Brands, Inc.," stated Leslie H. Wexner, Chairman and Chief Executive Officer.

Fourth Quarter Results
----------------------
Comparable store sales for the thirteen weeks ended February 2, 2002 were flat compared to the thirteen weeks ended February 3, 2001. Net sales were $1.936 billion for the thirteen weeks ended February 2, 2002 compared to $1.938 billion for the fourteen weeks ended February 3, 2001. Excluding sales from the extra week in the fourth quarter last year, the sales increase from the comparable thirteen-week period last year was 4%.

Earnings per share were $0.61 for the quarter ended February 2, 2002, up 33% from adjusted earnings per share of $0.46 last year; operating income was $501.6 million, an increase of 30% compared to adjusted operating income of $387.3 million last year; and net income was $299.9 million, an increase of 32% compared to adjusted net income of $227.5 million last year. Reported earnings per share for the fourth quarter 2000, including the special and non-recurring charge described below, were $0.45 per share.

Full Year Results
-----------------
Comparable stores sales decreased 5% for the fifty-two weeks ended February 2, 2002, compared to the fifty-two weeks ended February 3, 2001. Net sales were $5.021 billion for the fifty-two weeks ended February 2, 2002 compared to $5.117 billion for the fifty-three weeks ended February 3, 2001. Excluding sales from the extra week last year, sales were flat to the comparable period last year.

Earnings per share were $0.80 for the year ended February 2, 2002, a decrease of 9% from adjusted earnings per share of $0.88 last year; operating income was $666.5 million, a decrease of 12% compared to adjusted operating income of $754.4 million last year; and net income was $393.2 million, a decrease of 10% compared to adjusted net income of $438.4 million last year. Reported earnings per share for fiscal year 2000, including the special and non-recurring charge described below, were $0.87 per share.

Adjusted Results and Special Item
---------------------------------
Adjusted results are presented in order to improve investors' understanding of financial results and improve comparability of financial information from period to period. Adjusted results as reported above exclude a fourth quarter 2000 special and non-recurring charge of $9.9 million, or $0.01 per share, to close Bath & Body Works' nine stores in the United Kingdom. Please refer to the attached income statements for the quarter and year for results that include the special item.

2002 Outlook
------------
With respect to 2002, the Company expects the economic and retail environment, particularly in the first half, to be challenging, and therefore will continue to manage inventories, expenses and capital spending conservatively.

The Company expects first quarter 2002 earnings per share to be about flat compared to 2001, and full year 2002 earnings per share to be up in the low to mid-single digit percentage range compared to 2001.

To hear the Company's live fourth quarter earnings conference call, log on to www.IntimateBrands.com at 8:45 a.m. EST on Thursday, February 28, 2002, or call 1-877-518-7312. To hear a replay of the earnings call, dial 1-800-294-4342, followed by the ID code IBI (424). An audio replay of the conference call, as well as additional financial information, will also be available at www.IntimateBrands.com.

About Intimate Brands, Inc.:
----------------------------
Intimate Brands, Inc. is the leading specialty retailer of intimate apparel, beauty and personal care products through the Victoria's Secret and Bath & Body Works brands. As of February 2, 2002, Victoria's Secret products are available through 906 lingerie and 495 beauty stores (of which 96 are stand-alone), the Victoria's Secret Catalogue and online at www.VictoriasSecret.com. The Company offers a broad selection of personal care, home fragrance and decor products through 1,584 Bath & Body Works and 127 White Barn Candle Company stores (of which 31 are stand-alone).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the fourth quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the fourth quarter earnings call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the fourth quarter earnings call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


                                      ###

For further information, please contact:
Debbie J. Mitchell
Vice President, Communications and Investor Relations
Intimate Brands, Inc.
(614) 415-7546
www.IntimateBrands.com

(attachment: Consolidated Statements of Income, pages 3-5)

                             INTIMATE BRANDS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
 Thirteen Weeks Ended February 2, 2002 and Fourteen Weeks Ended February 3, 2001
                      (In thousands except per share data)

The following adjusted results exclude special and nonrecurring items.

                                          Adjusted                   Adjusted
                                            2001        % of Sales      2000       % of Sales
                                         ----------     ----------  ----------     ----------
Net Sales                                $1,936,477       100.0%    $1,937,534        100.0%
                                         ----------     ----------  ----------     ----------
Gross Income                                909,292        47.0%       813,928         42.0%
General, Administrative and Store          (407,726)      (21.1%)     (426,630)       (22.0%)
                                         ----------     ----------  ----------     ----------
   Operating Expenses
Operating Income                            501,566        25.9%       387,298         20.0%
Interest Expense                             (2,582)       (0.1%)       (8,826)        (0.5%)
Other Income (Expense), Net                    (694)       (0.0%)          428          0.0%
                                         ----------     ----------  ----------     ----------
Minority Interest                                 0         0.0%             0          0.0%
                                         ----------     ----------  ----------     ----------
Income Before Income Taxes                  498,290        25.7%       378,900         19.6%
Income Tax Expense                          198,400        10.2%       151,400          7.8%
   Effective Rate                             39.8%                      40.0%
                                         ----------     ----------  ----------     ----------
Net Income                                 $299,890        15.5%      $227,500         11.7%
                                         ==========     ==========  ==========     ==========
Earnings Per Diluted Share                    $0.61                      $0.46
                                         ==========                 ==========
Weighted Average Diluted Shares
  Outstanding                               494,244                    495,851

The following are the reported results.

                                           Actual                     Actual
                                            2001        % of Sales      2000       % of Sales
                                         ----------     ----------  ----------     ----------
Net Sales                                $1,936,477       100.0%    $1,937,534        100.0%
                                         ----------     ----------  ----------     ----------
Gross Income                                909,292        47.0%       813,928         42.0%
General, Administrative and Store          (407,726)      (21.1%)     (426,630)       (22.0%)
  Operating Expenses
Special and Nonrecurring Item                     -            -        (9,900)        (0.5%)
                                         ----------     ----------  ----------     ----------
Operating Income                            501,566        25.9%       377,398         19.5%
Interest Expense                             (2,582)       (0.1%)       (8,826)        (0.5%)
Other Income (Expense), Net                    (694)       (0.0%)          428          0.0%
                                         ----------     ----------  ----------     ----------
Minority Interest                                 -         0.0%             -          0.0%
                                         ----------     ----------  ----------     ----------
Income Before Income Taxes                  498,290        25.7%       369,000         19.0%
Income Tax Expense                          198,400        10.2%       147,400          7.6%
   Effective Rate                             39.8%                      39.9%
                                         ----------     ----------  ----------     ----------
Net Income                                 $299,890        15.5%      $221,600         11.4%
                                         ==========     ==========  ==========     ==========
Earnings Per Diluted Share                    $0.61                      $0.45
                                         ==========                 ==========
Earnings Per Share Excluding Special
  and Gain on Sale of Subsidiary Stock
                                         ==========                 ==========
Weighted Average Diluted Shares
  Outstanding                               494,244                    495,851
                                         ==========                 ==========

See Attached Notes to Consolidated Statements of Income

                             INTIMATE BRANDS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
         Fifty-Two Weeks Ended February 2, 2002 and Fifty-Three Weeks
                             Ended February 3, 2001
                     (In thousands except per share data)

The following adjusted results exclude special and nonrecurring items.

                                          Adjusted                    Adjusted
                                            2001        % of Sales      2000       % of Sales
                                         ----------     ----------  ----------     ----------
Net Sales                                $5,020,953       100.0%    $5,117,199        100.0%
                                         ----------     ----------  ----------     ----------
Gross Income                              2,008,058        40.0%     2,042,491         39.9%
General, Administrative and Store
  Operating Expenses                     (1,341,572)      (26.7%)   (1,288,135)       (25.2%)
                                         ----------     ----------  ----------     ----------
Operating Income                            666,486        13.3%       754,356         14.7%
Interest Expense                            (10,073)       (0.2%)      (27,549)        (0.5%)
Other Income (Expense), Net                  (3,188)       (0.1%)        3,559          0.1%
                                         ----------     ----------  ----------     ----------
Minority Interest                                 0         0.0%             0          0.0%
                                         ----------     ----------  ----------     ----------
Income Before Income Taxes                  653,225        13.0%       730,366         14.3%
Income Tax Expense                          260,000         5.2%       292,000          5.7%
   Effective Rate                             39.8%                      40.0%
                                         ----------     ----------  ----------     ----------
Net Income                                 $393,225         7.8%      $438,366          8.6%
                                         ==========     ==========  ==========     ==========
Earnings Per Diluted Share                    $0.80                      $0.88
                                         ==========                 ==========
Weighted Average Diluted Shares
  Outstanding                               494,035                    499,489
                                         ==========                 ==========

The following are the reported results.

                                           Actual                     Actual
                                            2001        % of Sales      2000       % of Sales
                                         ----------     ----------  ----------     ----------
Net Sales                                $5,020,953       100.0%    $5,117,199        100.0%
                                         ----------     ----------  ----------     ----------
Gross Income                              2,008,058        40.0%     2,042,491         39.9%
General, Administrative and Store
  Operating Expenses                     (1,341,572)      (26.7%)   (1,288,135)       (25.2%)
Special and Nonrecurring Item                     -            -        (9,900)        (0.2%)
                                         ----------     ----------  ----------     ----------
Operating Income                            666,486        13.3%       744,456         14.5%
Interest Expense                            (10,073)       (0.2%)      (27,549)        (0.5%)
Other Income (Expense), Net                  (3,188)       (0.1%)        3,559          0.1%
                                         ----------     ----------  ----------     ----------
Minority Interest                                 -         0.0%             -          0.0%
Gains on Sale of Stock by Investees               -         0.0%             -          0.0%
                                         ----------     ----------  ----------     ----------
Income Before Income Taxes                  653,225        13.0%       720,466         14.1%
Income Tax Expense                          260,000         5.2%       288,000          5.6%
   Effective Rate                             39.8%                      40.0%
                                         ----------     ----------  ----------     ----------
Net Income                                 $393,225         7.8%      $432,466          8.5%
                                         ==========     ==========  ==========     ==========
Earnings Per Diluted Share                    $0.80                      $0.87
                                         ==========                 ==========

Earnings Per Share Excluding Special
  and Nonrecurring Items
  and Gain on Sale of Subsidiary Stock
                                         ==========                 ==========

Weighted Average Diluted Shares
  Outstanding                               494,035                    499,489
                                         ==========                 ==========

See Attached Notes to Consolidated Statements of Income

                    INTIMATE BRANDS, INCL. AND SUBSIDIARIES
             NOTES TO UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

As part of the Company's ongoing strategy to enhance shareholder value, the Company recorded the following special item in 2000. The "Adjusted Results" provided in the attached unaudited Consolidated Statements of Income exclude this special item.

Fiscal 2000
-----------
o In the fourth quarter of 2000, the Company recognized a $9.9 million special and nonrecurring charge to close Bath & Body Works' nine stores in the United Kingdom.

Management believes the assumptions described above provide a reasonable basis on which to present the unaudited Adjusted Consolidated Statements of Income. The unaudited Adjusted Consolidated Statements of Income are provided to assist in investors' understanding of the Company's results of operations, and should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. The unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company's historical financial statements and notes thereto contained in the Company's quarterly reports on Form 10-Q and annual report on Form 10-K.

     On February 28, 2002, The Limited, Inc. Issued the following press release:

THE LIMITED, INC.
-----------------

THREE LIMITED PARKWAY
COLUMBUS, OHIO  43230
TEL 614 415 7000



               THE LIMITED, INC. REPORTS 2001 AND FOURTH QUARTER
                                    EARNINGS



Columbus, Ohio, February 28, 2002-- The Limited, Inc. (NYSE/LSE: LTD) today reported results for the fourth quarter and full year 2001.

"Inventory discipline across the brands, coupled with an outstanding Holiday performance at Victoria's Secret, led to a 36% increase in fourth quarter earnings per share at The Limited, Inc.," stated Leslie H. Wexner, Chairman and Chief Executive Officer. "Our balance sheet continues to be strong. We ended the year with almost $1.4 billion in cash and only $400 million in debt."


Fourth Quarter Results
----------------------

Comparable store sales for the thirteen weeks ended February 2, 2002 decreased 2% compared to the thirteen weeks ended February 3, 2001. Net sales were $3.138 billion for the thirteen weeks ended February 2, 2002 compared to adjusted sales of $3.259 billion for the fourteen weeks ended February 3, 2001. Excluding sales from the extra week in the fourth quarter last year, the sales increase from the comparable thirteen-week period last year was 1%.

Earnings per share were $0.75 for the quarter ended February 2, 2002, up 36% from adjusted earnings per share of $0.55 last year; operating income was $624.4 million, an increase of 28% compared to adjusted operating income of $486.0 million last year; and net income was $326.5 million, an increase of 35% compared to adjusted net income of $242.6 million last year. Reported earnings per share for the fourth quarter 2000, including the results from Lane Bryant and the special and non-recurring charge described below, were $0.54 per share.

Full Year Results

Comparable stores sales decreased 4% for the fifty-two weeks ended February 2, 2002, compared to the fifty-two weeks ended February 3, 2001. Adjusted net sales were $8.868 billion for the fifty-two weeks ended February 2, 2002 compared to $9.174 billion for the fifty-three weeks ended February 3, 2001. Excluding sales from the extra week last year, the sales decrease from the comparable period last year was 2%.

Adjusted earnings per share were $0.82 for the year ended February 2, 2002, a decrease of 12% from $0.93 last year; adjusted operating income was $709.7 million, a decrease of 16% compared to $845.7 million last year; and adjusted net income was $357.0 million, a decrease of 14% compared to $414.6 million last year. Reported earnings per share, including the results of Lane Bryant and the special items discussed below, were $1.19 for the year ended February 2, 2002 compared to $0.96 last year.


Adjusted Results and Special Items
----------------------------------

Adjusted results are presented in order to improve investors' understanding of financial results and improve comparability of financial information from period to period. Adjusted results as reported above exclude the following:

o Results from Lane Bryant, which was sold to Charming Shoppes in August, 2001. Lane Bryant represented earnings per share of $0.05 in 2001 and $0.04 in 2000.

o A second quarter 2001 non-operating gain of $62.1 million, or $0.09 per share, resulting from the initial public offerings of Alliance Data Systems Corporation (NYSE: ADS) and Galyan's Trading Co. (NASDAQ: GLYN), companies in which The Limited owns a minority interest.

o A third quarter 2001 gain of $170 million, or $0.23 per share, resulting from the sale of Lane Bryant.

o A fourth quarter 2000 special and non-recurring charge of $9.9 million, or $0.01 per share, to close Bath & Body Works' nine stores in the United Kingdom.

Please refer to the attached income statements for the quarter and year for results that include special items and the results of Lane Bryant through the date of its separation from the Company.

2002 Outlook
------------

With respect to 2002, the Company expects the economic and retail environment, particularly in the first half, to be challenging, and therefore will continue to manage inventories, expenses and capital spending conservatively.

The Company expects first quarter 2002 earnings per share to be about flat compared to 2001 adjusted earnings per share, and full year 2002 earnings per share to be up in the low to mid-single digit percentage range compared to 2001 adjusted earnings per share.

To hear the Company's live fourth quarter earnings conference call, log on to www.Limited.com at 8:00 a.m. EST on Thursday, February 28, 2002, or call 1-877-601-1433. To hear a replay of the earnings call, dial 1-800-337-6551, followed by the ID code LTD (583). An audio replay of the conference call, as well as additional financial information, will also be available at www.Limited.com.

On Monday, February 4, 2002, the Company announced an exchange offer to acquire all of the outstanding shares of Intimate Brands, Inc. (NYSE: IBI). The exchange offer commenced Tuesday, February 5, 2002, and is currently scheduled to expire at 5:00 p.m. (New York City time) on Monday, March 11, 2002, subject to extension by The Limited. Please refer to the Company's filings with the SEC for further information.

About The Limited, Inc.:

The Limited, Inc., through Express, Lerner New York, Limited Stores, Structure and Henri Bendel, presently operates 1,997 specialty stores. The Company also owns approximately 84% of Intimate Brands, Inc. (NYSE: IBI), the leading specialty retailer of intimate apparel, beauty and personal care products, sold through 2,617 stores under the Victoria's Secret, Bath & Body Works and White Barn Candle Co. brands. Victoria's Secret products are also available through the catalogue and www.VictoriasSecret.com. -----------------------

ADDITIONAL INFORMATION AND WHERE TO FIND IT
-------------------------------------------

In connection with the proposed transaction, The Limited, Inc. has filed an exchange offer prospectus and a proxy statement with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the exchange offer prospectus, the proxy statement and related documents from the Securities and Exchange Commission's web site at http://www.sec.gov. Free copies of these documents may also be obtained from

The Limited by directing a request to The Limited, Inc., Investors Relations, Three Limited Parkway, Columbus, Ohio 43216, (614) 415-7076.

The Limited, its directors and certain of its executive officers and other members of its management may be deemed to be soliciting proxies from its stockholders in connection with the proposed transaction. Information concerning The Limited's participants in the solicitation is contained in a filing made by The Limited with the Securities and Commission pursuant to Rule 14a-12 on February 4, 2002.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the fourth quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the fourth quarter earnings call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the fourth quarter earnings call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


                                      ###

For further information, please contact:
Tom Katzenmeyer
Vice President, Investor Relations
The Limited, Inc.
614-415-7076
www.Limited.com

(attachment: Consolidated Statements of Income, pages 4-6)

                       THE LIMITED, INC. and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
            Thirteen Weeks Ended February 2, 2002 and Fourteen Weeks
                             Ended February 3, 2001
                      (In thousands except per share data)

The following adjusted results exclude special and nonrecurring items and reflect the sale of Lane Bryant as if it had occurred at the beginning of 2000.


                                               Adjusted                    Adjusted
                                                2001        % of Sales       2000       % of Sales
                                               --------     ----------     --------     ----------

Net Sales                                     $3,137,578       100.0%    $3,259,327        100.0%
                                              ----------       -----     ----------        -----

Gross Income                                   1,323,290        42.2%     1,212,735         37.2%
General, Administrative and Store               (698,930)      (22.3%)     (726,756)       (22.3%)
                                              -----------      -------    ----------       -------
   Operating Expenses
Operating Income                                 624,360        19.9%       485,979         14.9%
Interest Expense                                  (8,590)       (0.3%)      (16,739)        (0.5%)
Other Income (Expense), Net                        6,641         0.2%        (4,965)        (0.2%)
Minority Interest                                (48,882)       (1.6%)      (36,628)        (1.1%)
                                              -----------      -------   -----------        ------
Income Before Income Taxes                       573,529        18.3%       427,647         13.1%
Income Tax Expense                               247,000         7.9%       185,000          5.7%
   Effective Rate                                  43.1%                      43.3%
                                              ----------       -------   -----------        ------
Net Income                                      $326,529        10.4%      $242,647          7.4%
Earnings Per Diluted Share                         $0.75                      $0.55
                                              ==========                 ==========

Weighted Average Diluted Shares Outstanding      435,289                    439,287


The following are the reported results.

                                                 Actual                       Actual
                                                  2001        % of Sales        2000       % of Sales
                                                 ------       ----------     -------       ----------

Net Sales                                     $3,137,578       100.0%     $3,521,928        100.0%
                                              ----------       ------     ----------        ------

Gross Income                                   1,323,290        42.2%      1,277,197         36.3%
General, Administrative and Store               (698,930)      (22.3%)      (789,764)       (22.4%)
   Operating Expenses
Special and Nonrecurring Item                          -            -         (9,900)        (0.3%)
                                              ----------       ------     ----------        ------
Operating Income                                 624,360        19.9%        477,533         13.6%
Interest Expense                                  (8,590)       (0.3%)       (16,739)        (0.5%)
Other Income (Expense), Net                        6,641         0.2%         (4,965)        (0.1%)
Minority Interest                                (48,882)       (1.6%)       (35,678)        (1.0%)
                                              ----------       ------     ----------        ------
Income Before Income Taxes                       573,529        18.3%        420,151         11.9%
Income Tax Expense                               247,000         7.9%        182,000          5.2%
   Effective Rate                                  43.1%                       43.3%
                                              ----------       ------     ----------        ------
Net Income                                      $326,529        10.4%       $238,151          6.8%
                                              ==========       ======     ==========        ======

Earnings Per Diluted Share                         $0.75                      $0.54
                                              ==========                  =========

Weighted Average Diluted Shares Outstanding      435,289                    439,287
                                              ==========                  =========

See Attached Notes to Consolidated Statements of Income

                       THE LIMITED, INC. and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
          Fifty-Two Weeks Ended February 2, 2002 and Fifty-Three Weeks
                            Ended February 3, 2001
                      (In thousands except per share data)

The following adjusted results exclude special and nonrecurring items, the non-operating gains resulting from the initial public offerings of Galyan's Trading Co. and Alliance Data Systems, and reflect the sale of Lane Bryant as if it had occurred at the beginning of 2000.



                                                Adjusted                    Adjusted
                                                  2001       % of Sales       2000      % of Sales
                                                --------     ----------     --------    ----------

Net Sales                                     $8,867,727       100.0%    $9,174,254        100.0%
                                              ----------       ------    ----------        ------
Gross Income                                   3,097,634        34.9%     3,188,657         34.8%
General, Administrative and Store Operating
  Expenses                                    (2,387,904)      (26.9%)   (2,342,909)       (25.5%)
                                              ----------       ------    ----------        ------
Operating Income                                 709,730         8.0%       845,748          9.2%
Interest Expense                                 (33,960)       (0.4%)      (58,244)        (0.6%)
Other Income, Net                                 22,323         0.3%        20,378          0.2%
Minority Interest                                (64,135)       (0.7%)      (70,295)        (0.8%)
                                              ----------       ------    ----------        ------
Income Before Income Taxes                       633,958         7.1%       737,587          8.0%
Income Tax Expense                               277,000         3.1%       323,000          3.5%
   Effective Rate                                  43.7%                      43.8%
                                              ----------       ------    ----------        ------
Net Income                                      $356,958         4.0%      $414,587          4.5%
                                              ==========       ======    ==========        ======
Earnings Per Diluted Share                         $0.82                      $0.93
                                              ==========                 ==========
Weighted Average Diluted Shares Outstanding      434,901                    443,048


The following are the reported results.


                                                Actual                      Actual
                                                 2001       % of Sales       2000      % of Sales
                                                ------      ----------      -------    ----------

Net Sales                                     $9,363,018       100.0%    $10,104,606       100.0%
                                              ----------       ------    -----------       ------

Gross Income                                   3,252,389        34.7%     3,437,217         34.0%
General, Administrative and Store Operating
   Expenses                                   (2,504,798)      (26.8%)   (2,561,201)       (25.3%)
Special and Nonrecurring Items                   170,000         1.8%        (9,900)        (0.1%)
                                              ----------       ------    -----------       ------
Operating Income                                 917,591         9.8%       866,116          8.6%
Interest Expense                                 (33,960)       (0.4%)      (58,244)        (0.6%)
Other Income, Net                                 22,323         0.2%        20,378          0.2%
Minority Interest                                (64,135)       (0.7%)      (69,345)        (0.7%)
Gains on Sale of Stock by Investees               62,102         0.7%             -             -
                                              ----------       ------    -----------       ------
Income Before Income Taxes                       903,921         9.7%       758,905          7.5%
Income Tax Expense                               385,000         4.1%       331,000          3.3%
   Effective Rate                                  42.6%                      43.6%
                                              ----------       ------    -----------       ------
Net Income                                      $518,921         5.5%      $427,905          4.2%
                                              ==========       ======    ===========       ======
Earnings Per Diluted Share                         $1.19                      $0.96
                                              ==========                 ==========
Weighted Average Diluted Shares Outstanding      434,901                    443,048
                                              ==========                 ==========

See Attached Notes to Consolidated Statements of Income

                       THE LIMITED, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED STATEMENTS OF INCOME


As part of the Company's ongoing strategy to enhance shareholder value, the Company recorded the following special items in 2001 and 2000. The "Adjusted Results" provided in the attached unaudited Consolidated Statements of Income exclude these special items and the results of Lane Bryant as if it had been sold at the beginning of 2000, net of any tax and minority interest impacts.

Fiscal 2001
-----------

o In the third quarter of 2001, the Company recognized a $170.0 million special and nonrecurring gain resulting from the sale of Lane Bryant.

o In the second quarter of 2001, the Company recognized a $62.1 million non-operating gain resulting from the initial public offerings of Alliance Data Systems Corporation and Galyan's Trading Co., companies in which The Limited owns a minority interest.

Fiscal 2000
-----------

o In the fourth quarter of 2000, the Company recognized a $9.9 million special and nonrecurring charge to close Bath & Body Works' nine stores in the United Kingdom.

Management believes the assumptions described above provide a reasonable basis on which to present the unaudited Adjusted Consolidated Statements of Income. The unaudited Adjusted Consolidated Statements of Income are provided to assist in investors' understanding of the Company's results of operations, and should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. The unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company's historical financial statements and notes thereto contained in the Company's quarterly reports on Form 10-Q and annual report on Form 10-K.

     The following is the transcript of a recorded conference call which took place on Thursday, February 28, 2002 regarding the announcement by Intimate Brands, Inc. of the fourth quarter and year-end earnings report.


             IBI 4th QUARTER EARNINGS AND YEAR END CONFERENCE CALL

                               February 28, 2002


OPERATOR:

     At this time all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. As a reminder this conference is being recorded. Ladies and gentlemen, thank you for standing by. I would now like to turn the call over to Ms. Debbie Mitchell, Vice Presidents of Communications and Investor Relations. Ms. Mitchell, you may begin.

DEBBIE MITCHELL:

     Good Morning. Tracey Travis, our Chief Financial Officer, and I are joined today by Grace Nichols, President and CEO of Victoria Secret Stores. Robin Burns, President and CEO of Victoria Secret Beauty, and Intimate Beauty Corporation. Sharen Turney, President and CEO of Victoria Secret Direct; and Rick Payne, former Executive VP of Operations and Administrations for BBW, recently promoted to Chief Operating Officer of White Barn Candle Company.

     Before I begin, as a matter of formality, I do need to remind you that any forward looking statements we make today are subject to our Safe Harbor Statement found in our SEC Filing.

     This morning we faxed the 4th Quarter Earnings Release and related financial information to your offices. This information is also available on our web site at www.brands.com. And if you have not received this fax, contact us at 614-415-7546 and we will send it out to you immediately. Now I would like to turn it over to Tracey for a review of the financial results. Tracy.

TRACEY TRAVIS:

     Thanks, Deb, and good morning everyone. First, I would like to share with you our 2001 4th Quarter results. IBI total sales for the 13 weeks ended February 2, 2002 with $1.936 billion versus $1.938 billion for the 14 weeks ended February 3, 2001. Comparable Store Sales were flat for the Quarter. Our gross margin rate was up significantly to last year at 47% versus 42%. The SG&A rate was 21.1% of sales, down from last year's rate of 22%. Our improvement in gross margin, combined with our expense leverage resulted in operating income of $501.6 million versus $377.4 million a year ago. The operating margin was 25.9% versus 19% in 2000. Net income was $299.9 million versus $221.6 million a year ago. Weighted average diluted shares outstanding were $494.2 million at year end.

     Earnings per share, was 61 cents for the Quarter versus the last year's 45 cents. The 45 cents includes a special non-reoccurring charge to close 9 Bath & Body Works stores that we operated in the UK and focused our resources exclusively on our domestic business. The charge was $9.9 million in the 4th Quarter last year, or about a penny a share. For the 52-week period ending February 2nd of 2002, earnings per share was 80 cents compared to 87 cents the last year at a 53-week year. Sales were $5.021 billion versus $5.117 billion last year.

     Inventory was down 3% versus last year on a cost per square foot basis at the end of the year. In the 4th Quarter we opened 31 new stores, expanded, or relocated another 10 stores and closed 18. We ended the Quarter and the year with 2,617 stores and about 7.9 million selling square feet, an increase of 9% over 2000. At the beginning of last year our original Capital Expenditure budget was close to $280 million. Throughout the year, we continuously reduced our Capital Spending Plan and ended the year with an actual Capital Expenditure for 2001 of $198 million. This reduction was achieved through reducing the number of Bath & Body Works and Victoria Secret Beauty freestanding stores we had planned to open, reducing the cost of reconstruction for Victoria Secret Stores and the continued scrutiny of non-real estate projects. In 2002 we currently plan to spend a total of $210 million in Capital, $169 million of which will be dedicated towards the 122 new stores and 109 remodeled. With 32 stores planned to close next year, this year total selling square footage is planned to increase 6%. That 6% breaks down into 5% of Victoria Secret and 7% at Bath & Body Works.

     The remainder of our capital will be dedicated to general maintenance and to support initiatives like our store productivity effort. Now, on to Divisional results. Beginning with the combined Victoria Secret Stores and Beauty, 4th Quarter sales were $903.4 million, up 9% to last year on comps of plus 10%. Victoria Secret merchandise and gross margins were up significantly due to strong customer response to the assortments throughout the Quarter which resulted in fewer markdowns this year, versus last year. The business SG&A rate was down significantly for the Quarter, as average store selling expenses and overall marketing dollars were held relatively flat on counts of 10%. Both the operating income rate and operating dollars were substantially ahead of plan.

     Inventories were down on a cost per square footage basis. These results include Beauty's performance, the business increased totals by, or total sales by 13% with likes of 10%. The Victoria Secret Beauty operating margin also increased.

     For the year, Victoria Secret sales increased 3% to $2.4 billion and Comp Stores Sales were flat for last year. The gross margin declined slightly and the SG&A rate was flat resulting in a slight decrease in the operating income rate for the year.

     Looking forward to the 1st Quarter of 2002, we anticipate Comp Store Sales up mid single digits for Victoria Secret overall.

     Moving on to Victoria Secret Direct, sales were down 5% for the Quarter. The gross margin rate improved significantly to last year driven by a continued emphasis on catalogue related cost savings and efficiency. These savings more then offset a slight decline in the merchandise margin rate, and primarily resulted a change in promotional strategy for the business. The improved gross margins, as well as, the decline in fulfillment cost related to the closing of our Columbus Call Center, and over-productivity improvements, allowed the business to realize a significant improvement in both the operating income rate and dollars.

     For the year, sales of $869.1 million were down 10% to last year. While the gross margin rate fell about 100 basis points for the year, SG&A was down only slightly. Operating income of about $41 million was down from last year's result of $52 million. Inventories were down 18%.

     Looking ahead we expect Victoria Secret Direct sales to be down mid single digits in the 1st Quarter.

     Shifting now to Bath & Body Works. Sales at Bath & Body Works were $767.3 million for the 4th Quarter, down 6% to last year. Comparable Store Sales were down 10% as a modest increase of the average dollar sales did not offset the decline in transactions for the business. Both merchandise and gross margin rates increased significantly over last year to deliver a 3% increase in total margin dollars despite the 6% reduction in sales. This was primarily achieved through delivered assortments, planning and successful promotional pricing strategy to distort higher margin categories. Last year's margin rate was negatively impacted by a candle recall expense of approximately $10 million. Despite average store selling expense being down to last year, the SG&A rate increased due to the deleveraging impact of negative comps. Operating dollars increased to about $12 million to last year.

     For the year, sales were down 2% and Comp Store Sales were down 11%. Gross margin rate was flat, while the SG&A rate increased significantly. This led to an operating rate decline to 20% of sales from over 23% last year. These results were primarily due to the deleveraging effect of negative Comparable Store Sales throughout the year. Bath & Body Works ended the year with inventory down over 3% on a cost per selling square footage basis. We look for continued negative Comp Store Sales trends down high single digits in the 1st Quarter as Bath & Body Works continues to work through it's brand repositioning.

     With respect to 2002, the Company expects the economic and retailer environment to continue to be challenging, particularly in the 1st Half. Therefore, we will continue to manage inventories, expenses and Capital spending conservatively. We will report our February results on March 7th. The company expects 1st Quarter 2002 earnings per share to be about flat compared to 2001, and full year 2002 earnings per share up in the low to mid single digit percentage range compared to 2001.

     Let me now turn it over to our CEO's for their perspective on the year just past and what lies ahead. After that we will open it up to questions. First, Grace.


GRACE:

     Good morning. We were pleased to report a successful 2001 4th Quarter. We learned from our Holiday '00 mistakes and worked to ensure that they were not repeated. Efforts were concentrated throughout the business and the whole year to develop a winning assortment and to flawlessly execute our operating plans. From a product standpoint the lessons that I am talking about were: First, the successful launch of the Very Sexy Miracle Bra, a product that was tested early and extensively versus an unsuccessful Bra Launch in the 4th Quarter of the prior year. Very Sexy Bra sales were up 95% and units were up 60%, for the 9-week Holiday period compared to last year's Seamless Satin Holiday offering. Very Sexy has the glamour and comfort factors our customers were looking for. We had a much better read on this product due to our early reads and extensive testing. It turned out to be our most successful Holiday Bra Launch ever.

     And second, it was clear that there was an opportunity to have the right offer in sleepwear, particularly for gift giving, and as a result, resources were distorted toward that effort. In Holiday 2001 with a renewed emphasizes on classic gift giving in the pajama, robe and sleep shirt category, sleepwear sales were up 9%. A solid contribution to the total company performance. And of course, I must mention that the season received a great kick-off with the Fashion Show this year. The first time ever in November, and the first time that it was ever broadcast on national television. We could definitely see a pop in sales starting the day of the show.

     During the Spring of `02, Victoria Secret will focus on core sub-brands and key volume driving opportunities. Our plans include, the now past Valentine's where we introduced a new collection of um, a spectacular daisy embroidery. Advertising supported the Very Sexy Miracle Bra during this time period and was a key driver for Valentine's volume.

     For March you will see a mega "Body by Victoria" event introducing a full coverage style with an expanded size assortment. This event will further highlight the "Body by Victoria" bra's position as the most popular, comfortable bra collection ever. "Body by Victoria" TV, print advertising, plus a "Body by Victoria" Free Panty Offer mailed to 2 million customers, 1 million of which are prospects and 1 million of which are current clients, will support this event.

     For April, the Very Sexy Bra gift featured was the introduction of a convertible style, "Right for the Season". As with other major launches, this will be supported with both national television and print advertising. For May, focusing on Mother's Day, we plan to present a line of classic sleepwear again, targeted for our gift giving customers. For June, we will reprieve our very successful Semi-Annual Sale and that sale will run from June 10th to July 8th.

     As you can see, our plan encompasses both new product launches and line extensions and everyday and glamour bras. In sleepwear we intend to maintain the type of balance that worked so well for us in the 4th Quarter, God willing. Um, Robin.

ROBIN:

     Thanks, Grace. Good morning everyone. Um, despite the overall weak Holiday Season of the Beauty industry that I am sure that all of you are aware of, I am very pleased to say that we had an excellent execution, end result, at Victoria Secret Beauty. We beat our budget for both sales and operating earnings, led primarily by 3 categories.

     First, our 2 prestige women's fragrances, Dream Angels and Pink. Dream Angels maintained it's strong sales momentum this Holiday and should be the #1 prestige in the US again in '01. Pink, our newest women's fragrance also has very strong results with the addition of ancillary products and gift sets for the 3rd time.

     Second, of course dear to my heart, Very Sexy for Him--big winner. Launched in October. Very Sexy for Him recorded sales of $18 million, almost double our initial plan and annualized that would make it the #1 men's fragrance in the United States. I am very excited about that.

     Third, our Garden Collection did very well. The regular business had excellent results driven by the "Fixed on 30" promotion and our gift sets had exceptional sell-through. Looking forward to '02, actually I am just going to go back on '01. The other exceptional response that we have from consumers, which I think that you have all heard about it as an industry trend, the Color Lip was also a very fun category for us.

     Looking to Spring '02, our gross will be driven primarily by our existing fragrance portfolio, and that includes, of course, Dream Angels, a full season of Pink. Last year we only had the Eau De Parfume this Spring we will have all the ancillaries and gift sets. Um, Very Sexy for him will have it's first Spring season. We had phenomenal results at Valentine's Day with Very Sexy for Him, as well as our entire portfolio of fragrances. Obviously with continued focus on our expanded Garden assortment, spring will also be driven by an expanded distribution of color cosmetics. We will be increasing our color store count from 378 stores at year-end '01 to 436 by the end of '02, 2nd Quarter.

     And third and most exciting, I think that our Spring will be impacted positively by a new fragrance launch which is the "Body by Victoria" fragrance. In May we are launching the Eau De Parfume to compliment the existing line of "Body by Victoria" body care products. This initially came as a result of customers asking us, "Where is the fragrance that goes with that wonderful scent that I am getting from my body lotion?" So this should be a wonderful opportunity for us. Also we will have the giftable gift sets to go with that. In addition, in April, we will be opening our first store and really launching the company that is the result of our joint venture with Shiseido. We will be announcing the name of that brand as well as all of the details of that in the next few weeks which I am anxious to share with you.

     And finally, we continue to improve profitability through an efficiency initiative that looks to reduce store payroll and construction cost, home office expenses, and manufacturing cost. We too are cautiously optimistic in regarding Beauty in the first half of '02, but I do believe that Victoria Secret Beauty should be among the top performers in the industry. Sharen.

SHAREN:

     Thank you Robin, and good morning. We were pleased with the 4th Quarter financial results. Altering income more then quadrupled on 5% less sales. As we reduced our investment circulated pages by approximately 14% and significantly increased our return on that investment. We also reduced our inventory investment and capitalized at all opportunities to reduce expenses. Ending inventory was 18% below last year, and improved expense leverage and accounted for virtually all of the 5 point operating margin improvement versus last year.

     It became obvious to us early on that the 4th Quarter sales environment was going to be challenging and highly promotional. Therefore, our first priority was to ensure that we went into Holiday with a highly compelling and balanced merchandising assortment. Secondly, we reduced circulated pages and changed our office strategy to be more promotional with the expectation that this would increase our volume and build our customer files.

     As a results of this strategy, our view of the 3-month buyer fell through compared with prior year during each of the 3 months in the 4th Quarter. During Holiday, bra and panty sales grew 3% despite a 27% reduction in circulated pages. The Very Sexy Bra Launch was our most successful Holiday launch ever, without impacting our strong "Body by Victoria" sub-brand. As with the stores, balancing the sleepwear business between glamour and casual resulted in a strong year-to-year improvement as well.

     Overall, our clothing business grew modestly during holiday on 13% fewer pages. We were pleased to see our areas of renewed focus do well. Top performing categories were denim, particularly our new, more fashion-oriented London Jean Blue Label line and knit tops and bottoms. In fact, women's fashion publisher, real simple--think about our Blue Label denim line as #1 for best all around sets.

     The internet business represented about 27% of total direct sales in the fall fashion, Fall Season. Total Fall Season internet sales increased by 45 percent from last year. For the full year of 2001 we delivered $224 million internet sales a 57% increase over the prior year.

         Looking forward to Spring we are optimistic about our bras and panties and constant with Grace's earlier remarks, we are also excited about the continued success of the Very Sexy Bra. We will continue to leverage the strength of "Body by Victoria" with the introduction of the full coverage style in March.

     Speaking of that sub-brand, we also expect sales growth in swimwear driven by our "Body by Victoria" and Miracle Swim Collection. In clothing, we are beginning to see the result of our strategic repositioning in terms of our fashion and price points. In our first five Spring books and internet combined, clothing sales are higher the prior year despite conservative mailings of 18% fewer pages. This significant increase in productivity is being led by a velocity in key categories. Dress sales are up dramatically. We are continuing to leverage our pant program. We have generated a significant increase in pants sales as well as knit top sales that are growing in the double digits driven by our bra top. Denim sales growth continues to be led by the success of Blue London jeans.

     In summary, we are continuing to get traction with our "best at set" and "win at" merchandise strategies. Two primarily circulation objectives in the Spring! Our first is to continue to build our 12-month customer file and secondly to increase the productivity of our catalogues. The total Spring season we expect flat, to slightly increased sales on a slight decrease in circulated pages. This should result in improved operating income versus last year.

     Although 1st Quarter sales will be down given the weaker results to the books featuring last fall sales merchandise, we are cautiously optimistic about our Spring merchandise. Selling it first by books of the season combined with the internet, despite 16% reduction in circulated pages. These strong early reads of our initial Spring media provides renewed optimism for our Spring 2002 merchandising and marketing strategies and financial performance.

     Thank you, and now I would like to turn it over to Rick.

RICK:

     Thank you Sharen. Tracy has given you the financial aspects of the Bath & Body Works performance in the 4th Quarter. As we have previously stated, we were disappointed with the top line volume. Our year long efforts to manage promotion, inventory and expenses permitted us to maximize profit 4th Quarter.

     Here is what we see as the major product and merchandising take-a-ways of this Holiday. Our Holiday performance was disappointing from an assortment standpoint. Although we planned most categories down, traditional gifting elements were down more then we anticipated. Specifically, we were disappointed with the performance of our Holiday fragrances and toiletries and some portions of our gift set collection. Our holiday fragrances missed because, while we offered the product in the unique package, traditionally we would offer the seasonal fragrances in both the novelty package and the core package. In hindsight, the customer was looking for that traditional approach. In addition our original pricing of the product did not offer good value to the consumer. Our focus on 2 gift set collections, Refresh and Restore and Christmas Garden, this year proved not to be broad enough to cover our entire customer base and lacked the Holiday visual necessary to drive impulse purchases. We missed a couple of key price points under $15 and attempted to offer additional value in brands and accessories. We look at that as a miss in the breadth of the assortment.

     We saw 3 bright spots in the Quarter. The performance of core toiletry products, and the 2 product launches for Holiday--Aroma Therapy and True Blue Spa. Core products in our Daily Beauty Rituals Collection posted positives right, and great margins. The customers still looks to BBW for these every day used products.

     Aroma Therapy was introduced effectively and we were pleased that we launched at a higher price point with less promotional intensity than what historically would have been our habit. We also feel that we have the opportunity to make Aroma Therapy much more giftable for next holiday.

     True Blue Spa also showed strength with minimal store focus arriving in the 2nd week of December. Both of these new lines are very instructive as we go forward on the opportunities for the positioning of the brand. In January and February we again focused on Aroma Therapy in addition to receiving more dedicated focus from our associates, we introduced new items to augment the category, including cold sore cream, body oil, massage lotion and refreshing facial cream. Using both points of therapy as a key demo item at the front of the store, we sold over 1.6 million trial sizes of Aroma Therapy in the month. Aroma Therapy beat our expectations during the January refocus by over 30%.

     Looking ahead to Spring, despite the improved showings that we saw in late December and January, we are cautious about the outlook for Spring. We will have a lower amount of units from a new product launch standpoint as we focus our energy on 2 major re-launches for Fall and improving our Holiday plans based on recent learning. For Spring we will largely focus on Aroma Therapy, where we just completed one theme and we will head into another this Spring trying to drive the category towards our goal of $200 million in annual sales.

     In Bio, we just launched the Restorative Hair segment within the Bio sub-brands this month and are pleased at the initial performance of the hair segments.

     In gifts, we have begun to make changes to the future collection, pricing and assortment in response to our Holiday experience. We are also continuing to execute many of the organizational changes previously identified as part of our brand building initiative. We are going to give greater merchant focus on each category, on development as well as store execution. We have already added a dedicated White Barn Candle Leadership theme to give that business the focus that it needs. We have restructured most of the BBW merchandise groups to focus on those important future strategies.

     Two key additions to the business: Kent Stevens, who joined BBW as Chief Operating Officer a few weeks ago, brings a wealth of talent and retail experience with him. And of course Christianne Michaels , the new President of White Barn Candle Company is um, diving into her new responsibilities and setting that brand forward. Debbie.

DEBBIE MITCHELL:

     Thanks Rick. Just a reminder that our 1st Quarter in year 2002 model information can be found on the Intimate Brands web site or in your fax package. And before we get started I also want to let you know that we are unable to answer any questions regarding the tender offer from The Limited. The special committee of the IBI Board of Directors is currently reviewing the offer and is expected to report back to shareholders in the near future. Let's open it for Q & A now. One question per person, per time. Can we have the first question please?

Question and Answer Session

O: Thank you, at this time we are ready to begin the formal question and answer session. If you would like to ask a question please press *1 on your touch tone phone and you will be announced prior to asking your question. To withdrawal your question you may press *2. Once again to ask a question please press *1. One moment.

     This is Thomas Filandro of J. P. Morgan and you may ask your question.

Q: Hey um, question for Rick. Rick, can you give us an update, I am not certain how many stores of BBW have that white background, so to speak, or the white package. I am curious as to how those stores have performed in the major categories of Aroma Therapy and Spa versus the balance of the chain?

R:   Um, if I could ask you to clarify. Are you still on the call?

Q:   Yes.

R: Um, we have painted all of our stores with a white package for about the last 4 years. So we have about 670 or 680 stores that have that look. If you are referring to the Easton package, um, which you are very familiar with, at this point we only have 1 store fully fitted with all of the elements of Easton and that is, in fact, Easton. Seven additional stores will be opening this year as was the case during the opening of Easton. Categories like Aroma Therapy and Spa and more aspirational leadership products and categories like hair, have continued to perform well. We are pleased with the learning from Easton, and some of the architectural elements from Easton will be put into all new builds this year.

Q:   Okay, thank you.

O:   Todd Slater of Lazard, you may ask your question.

Q: Thank you. Um, Rick, just a quick question. As BBW works through the brand repositioning that you talked about, what point in the year do you see the comps having the best chance of turning positive?

R:   Late.

Q:   Late in the year?

R:   Yes.

Q:   Early fall?

R: I would say that most of our efforts are concentrated as Grace's were last year on ensuring that 4th Quarter is done well. Um, that is our first priority and I fell comfortable with it.

Q:   Okay, thanks.

O: Our next question comes from Stacy Pack at Prudential Securities. You may ask your question.

Q: Hi, thanks. Um, could you please address for us the profitability um, behind Aroma Therapy, True Blue Spa and Bio, and how that compares to the profitability on say, core toiletries products. I.E., is there anything hugely different when those businesses ramp up into the real life profitability?

R: Well, at this point having come through a 4th Quarter where we have been able to sell Aroma Therapy largely and non-promotional, we are pretty enthusiastic about what its profits mean the bottom line. Clearly the unit volume of those categories are no where close to what we have in core toiletries, and the economy is up-scale around our Daily Ritual beauty line speaks for itself. We do believe however, that these products provide a great deal of incremental profit opportunities in this business. So for that reason we see them important later, to the assortment. We would not see them as a replacement of our core products.

D:   Okay, next question.

O:   Jeff Klinefelter of U.S. Banc Corp., you may ask your question.

Q: Yes, I was wondering, going forward, or rather in the 4th Quarter, Grace, if you could touch on what kind of the average transaction versus what the unit volume was that surprised your comp acceleration. I may have missed it at the beginning, but if you could just repeat that.

G: I probably should ask Wendy to pull the precise numbers here, but our growth was driven by about 7% increase in transaction, and she just gave me the piece of paper, 3% in average dollar sales.

D:   Okay.

O:   Jeff Stinson of Midwest Research, you may ask your question.

Q: I was wondering if the Division heads could comment on inventory position here during the Spring season, and the ability to chase trends if those arrive during the season.

D:   Who was that for?

Q:   Um, just all the Division heads, by Division.

D:   Okay, let's repeat the question please.

Q: Um, looking at the um, the inventory positioning for the Spring season by Division and the ability to chase inventory if trends emerge during the season?

S: This is Sharen Turney and I will start with Victoria Secret Direct. Basically, as you know we entered the Spring season with about 18% less inventory versus last year which now we are very well positioned to take advantage of short lead time products and be able to react to best sellers within season. We have also, have reserved inventory even for our longer lead times. So I think that we are very well positioned from a very efficient model to take advantage, to maximize the opportunities that arrive in the Spring season......

G: Jeff, this is Grace, our inventories were approximately flat for the first quarter and they really went to scaled down in the 2nd quarter. And, the reason for that is we've put some programs into place. In stock and replenishment programs, where we can drive down the amount of basic stock that we are carrying, and still stay in stock so that we don't feel that we are doing anything negative in terms of securing our fashion position. In fact, we have already done early re-test on Spring and early re-test on Summer and we are actively chasing. In Beauty, we are well positioned and I don't see any problems whatsoever, and we certainly have the ability to chase anything that has upside potential.

R: Similarly at BBW, our supply chain efforts over the years have put us in great shape and we are prepared to chase anything.

D:   Thank you, next question.

O:   John Morris of Gerrard Klauer, you may ask your question.

Q: Thanks, yeah, my question is for Rick. Um, first of all, maybe is you could give us a little more clarification on um, 2 things that you mentioned, you talked about um, working with new themes in regard to Aroma Therapy and I assume that, that is going to be the same for Spa. Maybe if you could give us some color there, and the clarification on, you talked about the gift sets, making changes to future collections. What you are thinking there? I think by now, you have already tested Holiday if I remember correctly, that it is Holiday next year. Tell us a little bit about how that is going.

R: Well, there are certain things that you can test and certain things that you can test for Holiday. I think that we do most of our testing during, in season testing about pricing options and etc. In our particular case, as far as changing the gift set assortment, near term we can do things with pricing. We can't do a lot about the look, but we can try to address the value that the gift set represents to the consumer. In some cases we have been able to achieve that by adding additional toiletry products to the gift and maintaining the price or slightly raising the price. But we are really keyed on making sure that the customer looking at the set feels a real value impression. With regard to Aroma Therapy, as I believe that

     Beth had called out earlier, we will work on an additional positioning, additional segment for the Aroma Therapy category this year. You will hear more about that later from her. So, I don't want to go into a lot of the detail there. She is much more familiar with it than I, but those are key elements for the future of this year.

D:   Thanks Rick, next question.

O:   Barbara Wyckoff of Buckingham Research Group, you may ask your question.

Q: Hi, a question for Grace. The larger size bra initiative, did you pre-test this and what were the results, and what percentage of the business do you think it can um, shave?

G: Well, we did test it and the test results were pretty impressive. Um, we had substantially different ratio in D's and double D's as a percent to total sizes. When you look at full coverage bra's, against say, a demi bra, or a padded push-up bra, um, we are attempting to respond as quickly as possible. We have bought almost 500,000 additional units in D's and double D's based on our early read test. But we are still going to do a depth test again as a point-of-launch, because this is not an area that we feel that we have found the tip of the, you know, we feel that we are at the tip of the iceberg.

D:   Next question.

O:   Marcia Aaron of Pacific Growth Equities, you may ask your question.

Q:   Yes, can you talk about how Spa accessories have performed......on the average transaction.......

R: We were very pleased in December, particularly in the week leading up to Holiday at the pick-up nature of those accessories. It seems that these parts of the spa line follow the customers, and they understand that it is a very giftable element. We will take that learning and apply that as we move forward. Obviously from a breadth of the assortment, we went in without a lot of experience, and we got some great direction from the customer about what really connected with them quickly, and we will work to maximize that this year.

D:   Next question.

O:   Kindra Devaney of Fulcum, you may ask your question.

Q: Hi, thanks. I am wondering if you can comment on the White Barn Candle Division, um, elaborate on any changes that you have made. You've been quiet about it recently and what are your plans going forward?

R: White Barn is exciting a lot of us in the business right now. As I said earlier, the addition of a President has sort of served to energize focus around the business. That is going to be allowed to happened without being a distraction from Bath & Body Works. Um, Christianne is presently emercing herself in the um, history of the business, determining and understanding what that vision should be as we move forward. We are certainly not ready to speak to any positioning or um, classifications today, but that work is underway. I think that we are quite excited. White Barn performed better than BBW during the 4th Quarter, and we have seen some really solid product success, particularly the new Filled Candle. So we are very excited about it.

D:   Okay, and the next question.

O:   Lauren Levitan f Robertson Stephens, you many ask your question.

Q: Good morning. It is actually Loren Lavatan from Roberts and Stevens. Rick, I know that it is early to extrapolate anything from the Easton test, but I am wondering if you could talk about what you have learned there as well as some of the learnings that you have gained from Aroma Therapy and Spa products to give us a sense of does this brand repositioning, broaden, do you believe that it broadens the customer base? Does it potentially take the age range up? And if so, how do you think that you accommodate the older, potentially more sophisticated, customer and maybe your more traditional customer in the same store front?

R: I think that the biggest surprise to us was that it was not necessarily a different kind. It was the same customer that we had seen that was waiting for us to add some new layers and better products. We have seen consistently that they spend more money in the store. The average dollar sale is significantly higher then we have traditionally seen in our other Easton location. The customer experience is different, and one of the nice bonuses is that it really refreshed our basic assortment. The product, 70% of the assortment at Easton, is what we carry in every store, and yet our customers continue to look at it as a discovery. So, it really, I think that this elevated our thinking, made us more encouraged to move ahead into categories that we believe are important to the consumer of the future. And having a lab right there close to home has been a big help in determining that.

D:   Rick, I am so glad that you are with us today.

Laughing.

D:   Any other questions out there.

O:   Lauri Brunner of RBC Capital Markets, you may ask your question.

Q: Hi, thanks. Rick, maybe you could talk about how long you think that it will take you to reposition the strategy at Bath & Body Works? Thanks.

R:   I am sorry , clarify it? Bath & Body or White Barn?

Q:   Bath & Body.

R: Much of that work has been ongoing now for almost 2 years--the understanding of what we sell is important to work with in the future. This year will be a year when you will begin to see elements and actual test in the stores. We are kind of off the paper and ready to move into 3
     D. Aroma Therapy was a clear example of what that process is capable of producing. While it was a relatively fast launch for the business, it was done creditably and it was received well by the consumer. So it really plays well for the future. What we did in the Fall was effectively re-aligned our merchant talent, our visual and creative talent, and our resource talent, to ensure that each category that we think is important to the future got the right level of support. Those teams are now thinking about those categories on a focus basis every day. Both the development of product and the way that they will be experienced by the customer in the shop. So we will get better and better at this. I think again we call out better feeling about the late half of the year, holiday specifically which you should be pleased if you could see what is going on inside the brand. People are very excited about it.

D:   Thanks Rick, next question.

O:   Theresa Donahue from New Berger Berman, you may ask your question.

Q:   Hi guys. My question has been answered, thanks.

D:   Great, okay. Next question.

O:   Dana Cohen of Banc of America, you may ask your question.

Q: Question for Grace, I must have been dozing, but what bra launch is having the large size? Is it just for that launch and will the pricing be similar and then my second question on bras is can you update us on the everyday category which you had talked about last year?

G This bra launch is going to focus on unlined , full coverage and is going to occur, in fact, next week. It is a product extension of Body By Victoria. It's an unlined, full coverage bra going up to size 40 DD, which is a real deviation from us. Traditionally, unlined bras are priced below padded bras and this product will be offered at $30. Where as the padded demi is at $ $36. We will be introducing other full coverage bras later in the year. Generally, in the Fall season. The strategy of everyday is really embedded around expanding our Body By Victoria line and a new product which will be introduced in the Fall season.

D:   Thank you Grace, we have time for one more question.

O:   Donald Trott of Jeffries and Company, you may ask your question.

Q: Um, when you were talking about last year's CAP EX, I believe that you said that you had pulled back on the um, the additional Victoria Secret Beauty stores, was that a strategic decision or matter of unavailable real estate?

G: No, it was a strategic decision as we have communicated in our October analyst meeting. We have done a lot of analytical work on our real estate this year, or last year I should say. Um, and as of right now we have roughly 90 free standing Beauty stores. Going forward in the very near term future we will be looking for side by side Victoria Secret Beauty stores. So stores that are next to Victoria Secret lingerie stores, at least for the near term future. SO it was a in fact a strategic decision to pull back on that as well as we were looking for way to cut back in general in capital expenditures and eliminate low return projects.

D: Okay, thank you for joining us today. Reminder that the February sales release and pre-recorded sales call will take place on Thursday March 7th. I will be on hand to respond to any follow up questions that you might have today. And this call is available for replay at 1-800-294-4342 pass code IBI 424. Have a great day.

         The following is the transcript of a recorded conference call which took place on Thursday, February 28, 2002 regarding the announcement by The Limited, Inc. of the fourth quarter and year end earnings report.

================================================================================
                LTD FOURTH QUARTER AND YEAR-END EARNINGS REPORT

                           THURSDAY FEBRUARY 28, 2002

                                 8:00 A.M. EST
================================================================================


     ...will conduct a Question and Answer Session and instructions will follow at that time. As a reminder, this conference is being recorded. Ladies and gentlemen, thank you for standing by. I would now like to turn the call over to Mr. Tom Katzenmeyer, Vice President of Investor Relations.

     Mr. Katzenmeyer, you may begin.

TOM KATZENMEYER:

     Thank you and good morning everyone and welcome to the Limited Inc.'s 4th Quarter Earnings Conference Call for the period ending Saturday, February 2, 2002.

     Before I begin, and as a matter of formality, I need to remind you that any forward-looking statements we may make today are subject to our Safe Harbor Statement found in our SEC filings.

     This morning we faxed to your offices the 4th Quarter Earnings Release and related financial information. This information is also available on our website, www.Limited.com. If you have not received this fax, please call our offices at, 614-415-7076 and we'll get it out to you right away.

     This call is being taped and can be replayed by dialing 1-800-337-6551, followed by the passcode 583. You can also listen to an audio replay from our website.

     As you know, Intimate Brands also reported their 4th Quarter results this morning and will be holding their Conference Call immediately following the close of ours. To listen to the live call, dial 1-877-518-7312 at the close of this call. You can also listen to a replay of their call by dialing 1-800-294-4342 and use the Conference Call ID Number 424. That call will be hosted by Debbie Mitchell and will include comments from Tracey Travis, Grace Nichols, Sharon Turney, Robin Burns and Rick Payne.

     Ann Hailey, EVP and Chief Financial Officer, Len Schlesinger, EVP and COO, and Michael Weiss, CEO of Express, are joining me this morning. Ann and Michael will be making some comments after I finish, and then we will all be available to answer your questions at the end of the call.

     All results that we discuss on this call are adjusted results, which exclude the results of Lane Bryant and the special items which were outlined in our press release. Including these special items and the results of Lane Bryant, our reported earnings per share for the full year were $1.19 versus 96 cents per share of last year.

     Sales for the 4th Quarter were $3.138 billion compared to sales of $3.259 billion last year. Comp Store Sales decreased -2%.

     Fourth Quarter earnings per share increased 36% to 75 cents per share this year compared to 55 cents per share last year.

     Gross margin increased 500 basis points during the Quarter to 42.2%, due to increased merchandise margins. The B&O rate was about flat. Gross margin at the apparel businesses increased by 410 basis points in the Quarter. The overall SG&A rate was flat in the Quarter.

     Inventories at the apparel group at the end of the Quarter were down 15% per square foot at cost. Ann will discuss inventory in more detail in a moment.

     Now for the brand results. As usual, you should have the following heading across your page: The name of the brand, Sales, Likes, External Growth Margin Rate, Operating Income Rate and Operating Income Dollars. So we will start with Express.

     o In the 4th Quarter sales at Express were $483.5 million, the likes were flat. External growth margin rate was up slightly, operating income rate and operating income dollars were both down slightly. For the full year at Express sales were $1.542 billion. The likes were -2%, external growth margin rate, operating income rate and operating income dollars were all down significantly.

     o At Lerner New York in the 4th Quarter Sales were $298.6 million. The likes were -8%. external growth margin rate was up, operating income rate was about flat and operating income dollars were down slightly. At Lerner New York for the full year sales were $940.3 million, the likes were -5%, external growth margin rate was up slightly, operating income rate was down, and operating income dollars were down.

     o At The Limited in the 4th Quarter, sales were $189.5 million, likes were +1%, external growth margin rate, operating income rate and operating income dollars were all up significantly. At The limited for the full year, sales were $617.8 million. The likes were -2% and again, external growth margin rate, operating income rate and operating income dollars all up significantly.

     o At Structure for the 4th Quarter, sales were $166.0 million, the likes were -6%, external growth margin rate, operating income rate and operating income dollars were all up significantly. For the full year at Structure, sales were $501.7 million, the likes were -8% and external growth margin rate, operating income rate and operating in come dollars were all up significantly.

     o At Mast for the 4th Quarter, sales were $53.7 million. External growth margin rate, operating income rate and operating income dollars were all down. And for the full year at Mast, sales were $209.4 million. External growth margin rate and operating income rate were both down slightly and operating dollars were down.

     So in summary, for the apparel business, in the 4th Quarter sales were $1.191 billion, that's against $1.311 billion last year. The likes were -3%, external growth margin rate was up 410 basis points, operating income rate was up 240 basis points, and operating income dollars and again this is after overhead, were $123.9 million. That's against $105.1 million last year. For the full year in the apparel group, sales were $3.811 billion. That's against $4.08, 018 billion ($4.018 billion) last year. The comps were -3%. External growth margin rate was flat, operating income rate was down 120 basis points, and again for the full year, operating income dollars after overhead were $64.4 million. That's aginst $116 million last year.

     That concludes my prepared remarks and I'd like to turn it over to Ann Hailey for her comments.


ANN HAILEY:

     Thanks, Tom. Good morning, everyone.

     As Tom mentioned, our 4th Quarter EPS was up 36%. A strong result, particularly in the current economic environment during the 4th Quarter. Importantly, all of our brands were profitable in the Quarter, so every brand made money.

     Taking a closer look at each business:

     o While Lerner New York's 4th Quarter comp was -8%, they were able to drive higher merchandise margins on inventories that were down 13% for the Quarter. They held their operating margin flat.

     o Limited Stores had their best full year operating income result since 1996. They achieved positive comps in the 4th Quarter with a solid assortment, including opening price points. This assortment, combined with tightly managed inventory and tightly managed expenses, resulted in a profitable 4th Quarter.

     I'm going to turn it over to Michael so that he can comment on the Express businesses and then I will come back and make some additional comments about the Quarter and '02.

MICHAEL WEISS:

     Moving into 4th, moving into Fall, our objective was to re-establish momentum in Women's and start to gain traction in Men's. We knew the environment would remain challenging for Fall and Holiday and that economic uncertainty would continue. We planned for this as a brand, and managed our inventories and budgets conservatively.

     First, I'll discuss the Women's business. As Tom said, our comps were flat in the 4th Quarter versus the plus 15% last year, and operating income was down slightly to last year. While we were disappointed with the decrease in operating income result for the full year of 2001 versus the very strong result in 2000, it was actually the second best result that Express has had in the last 6 years. We did better than we expected in the 4th Quarter. The 2 weeks after Christmas and the month of January were strong and enabled us to beat budgeted volume and profit.

     In the Men's, the Men's update, a little about Structure's 4th Quarter and the transition to Express. As I mentioned on the last call, we continue to be very disciplined about not taking our eye off the Women's business, and are therefore proceeding very slowly and methodically with the Structure transition. Fourth Quarter comps down 6 were disappointing. However, merchandise margin and operating income improved significantly, because of improvements in both the merchandise assortment and the mix of that assortment. Also, as Ann already mentioned, Structure was profitable in the 4th Quarter.

     With respect to what's ahead, we believe we are well positioned for Spring. We've approached Spring conservatively in terms of our inventory position and we're very happy with how we look against our competition. Our profile as a brand continues to improve. The Spring Men's assortment is the first one that has been totally designed, merchandised and sourced by the Express team. Our goal is to get through Spring with a lean inventory position and set ourselves up for a good Fall.

     With that, I'll turn it back over to Ann.


ANN HAILEY:

     Thank you, Michael. For the 4th Quarter beyond the fundamental that we had success in delivering the right fashion to our customers, we believe that the basic disciplines we have been focused on as an Enterprise played an important part in our 4Q results.

     For inventories, Costs of Goods available for Sale for the apparel businesses were about $200 million lower this fall, again that's at cost. That translated into Cost of Goods Available per square foot down 7%.

     These lower levels of inventory, combined with an assortment that was prepared with a view that it would be a highly promotional and competitive Holiday season, enabled us to increase Gross Margins by over 400 basis points in the Quarter.

     In terms of efficiency, we made 2 fundamental changes this Fall. First. In August we instituted a Home Office headcount cap. Any new hire, transfer, promotions, any filling of a position requires the written approval from both Len Schlesinger and myself. The net result is that we have 3.5% fewer Home Office associates than we did when we instituted this cap.

     Second, we focused on store selling with initiatives that had the goal of optimizing hours and productivity without diminishing customer service. These initiatives include the utilization of a new labor scheduling tool and effective management of wage rate on a mall by mall basis. We realized about a 2% reduction in selling expenses per average store in the Fall as a result of these efforts. We believe these reductions were worth about $20 million this fall. And, bottom line, we held SG&A flat as a percent of sales in the 4th Quarter, despite negative comps.

     Finally, I'd like to talk about the strength of our Balance Sheet. We ended 2001 with just about $1.4 billion in cash and over $400 million in holdings of other public companies--Alliance Data Systems, Galyan's and Charming Shoppes. The strength of our Balance Sheet was a deliberate decision to be conservative in the face of a difficult political and economic environment.

     Inventories are down and we have managed our capital spending cautiously. We started the year with an original capital spending budget of about $500 million. We reduced our forecast throughout the year and actual capital spending for `01 totaled $337 million. We achieved this result by increasing our focus on returns and by making tough choices which we believe are appropriate in this environment.

     Now, turning to a topic that I know is of great interest to all of you, let's discuss our outlook for 2002.

     First of all, while there are some signs of economic improvement, we believe there is still plenty of reasons to be cautious. There have been corporate bankruptcies that have shaken the consumer's confidence. There have been international debt defaults, and we remain at war, subject to political and terrorist events. While we'd like to take a more optimistic view given the 4th Quarter results, we believe it's wise to maintain our conservative posture.

     Specifically, we're planning for comps in the 1st Quarter to be down in the low single digits. We expect some improvement in the fall, which would result in flat to slightly positive comps for the full year. We are projecting a slight increase in 1st Quarter gross margin and will continue to pursue additional expense reductions. As I already mentioned, we think we have reallized approximately $20 million in reductions this fall.

     We're continuing with the headcount cap and other strategic processes to increase productivity and reduce costs. Nevertheless, we expect that the SG&A rate will be up slightly on negative comps in our low volume 1st Quarter. Consistent with the guidance we provided you on February 4th, we expect 1st Quarter earnings per share to be flat to 2001 adjusted EPS of 4 cents and that adjustment was for the removal of the Lane Bryant business which is in spring numbers such um, 1st Quarter last year, but obviously no longer part of our business.

     On a full year basis, we expect earnings per share to be up in the low to mid-single digit percentage range versus an adjusted 82 cents per share in 2001.

     For capital spending we estimate that that will be about $430 million this year. The majority of that spending will be spent on stores consistent with our history.

     We plan to open approximately 140 new stores and remodel about 190 others. We expect to close about 100 stores, resulting in net square footage growth of about 2%.

     Before I open the call up to questions, I do want to close with a few comments about the IBI exchange offer. As you know, on February 4th, we announced a plan to acquire all of the currently outstanding public shares of IBI at an exchange ratio of 1.046 Limited shares for each IBI share. We believe that a recombination of the businesses at this point will better allow us to fully develop the potential of our best brands across merchandise categories and across distribution channels. It will also provide greater flexibility in allocating resources, functional expertise and talent.

     The 1.046 exchange ratio achieves parity for the IBI shareholders in that they will continue to own about the same interest (cough), excuse me, in the IBI brand that they did prior to the recombination. That's roughly 16.3%. In addition, IBI shareholders will receive 16.3% ownership in The Limited's non-IBI portfolio. That's the $1.4 billion in cash on our Balance Sheet, the interests in Galyan's, ADS and Charming Shoppes, which are valued, as I said earlier, at a little over $400 million, and in all of our apparel brands. We believe that the exchange ratio is fair to all shareholders. It is currently scheduled to expire at 5 p.m., New York City time, on Monday, March 11th. This recombination also requires the approval of Limited Inc. shareholders so that we can issue the additional shares necessary to complete the transaction. Accordingly, proxy material has been distributed to Limited shareholders of record as of February 15th. The vote will be at a special meeting held at 4 p.m. on March 11th.

TOM:

     Ann, I think we are ready to take questions. Again, un Ann, Len, Michael, uh, myself. We would like to remind everyone, if you can, hold yourself to 1 question. The IBI call starts in about 20 minutes so we will try to get through as many people as we can.

     Operator, we're ready to begin.

QUESTION & ANSWER SESSION:

O: Thank you. At this time we are ready to begin the formal Question and Answer Session of today's conference. If you would like to ask a question, you may press *1 on your touch tone phone. You will be announced prior to asking your question. To withdraw your question, you may press *2. Again, if you would like to ask a question, please press *1.

     Our first question comes from Mark Friedman of Merrill Lynch.

Q: Thank you. Good morning everybody. Well done in a tough environment. Ann, Michael, if you could give us any kind of update, you gave us a 1st Quarter Comp expectation, could you talk to February and how business and Spring has gone so far? And in particular, Michael, how Express and Express Men's has responded to this new Spring line? Thanks.

W: I'll just talk briefly and then turn it over to Michael. We'll announce, as I think you all know, actual February comps next week. So what I would say now is that we are pleased with the reactions of the customer to our Spring assortment, pretty much across the board in all of our apparel businesses. Michael you might want to add.

M: I do not have much to add, just to second what Ann said. We really do believe, we think that we look quite good, and apparently the customer thinks the same thing. So we're pleased.

M:   Next question, operator.

O:   Jennifer Black of Wells Fargo, you may ask your question.

Q: Good morning! You are in a great position having a boatload of cash. I wondered if you could talk about what you are going to do with that cash?

W: Well as I said, we got them aligned at the organization more than a year ago, and said that we thought that we were going to go through some rough times, and that it would be smart to be conservative and have a strong Balance Sheet, both in terms of not having a lot of debt. We're down to $400 million of which 150 matures next year, this year--2002. And in terms of preserving our cash, as we ease out of the recession, I think, you know you can look to our history as indicative of what we do with the cash going forward. We look, you know, we look at options. Share repurchase has not been something that we've been shy about when we feel that we have extra cash and that the environment is conducive to doing that.

M:   Thanks, Jennifer, next question.

O:   Tom Filandro of JP Morgan, you may ask your question.

Q: Good morning. Michael, question for you. Could you give us a little more color of what works in the men's business and what didn't work? And any additional comments on the different concepts that you're trying? I mean the side-by-side, versus Structure on the front of the store and not on the front of the store?

M: When you ask what worked and what didn't work, are you talking about the store configurations, or are you talking about merchandise, Tom?

Q:   I'm cheating. I'm squeezing 2 questions in. Merchandise in one and,...


Laughter

M: That's cool. Okay, in terms of the merchandise, what has worked quite well is what we stated we wanted to do, which are sort of very classic items with an urban edge. Urban of course without urban attitude. I think that's where we tried to put our money in non-seasonal items so that our inventory investment would be that much more flexible and that much more protected. The 2 biggest things so far, you can clearly see in the store, are our shirt area and our casual pants area. But we have done much better than expected on some of the dressier clothes that we've done.

     In terms of the stores, basically, we're getting, basically the same reaction in, no matter how we do a new store. And that is that they're getting used to the name "Express" and when we have good things that have the Express label in it, they buy it in great depth. So we're not concerned about that aspect any, going forward any more.

M:   Tom, thanks. Next question, operator.

O:   Stacy Pak of Prudential Securities, you may ask your question.

Q: Good morning, thanks. You guys had great upside from apparel, in um the 4th Quarter. My understanding is that it came equally from Express, Limited Stores and Structure. I was wondering if you could detail the upside by business, give us a bit more about what's driving it and what your projections assume year-over-year in improvement by business for '02?

W: Stacy, this is Ann. That's a lot of questions. Let me deal with them as best I can. For the 4th Quarter, as I said, all of our businesses had a good result and were positive. I think it was, you know, the same things in all the businesses. It was what we talked about. We planned for a very, competitive Holiday, so we planned assortments that had price points that, you know, where we could make money and still sell a lot of goods. We had a lot less inventory than we did last year, $200 million in the apparel businesses. So all of that wasn't hanging out there to turn into markdowns. And I, across the board, but particularly in the case of Limited Stores, we took dollars out of the expense structure. So I think it was not any one of those things in particular. I think it was the combination of all of those that enabled all of our businesses to be profitable.

     Looking out, we have very, very modest expectations for operating income improvement although we do have improvement in all of our businesses. Express, you know, is obviously our largest business, Express Women's in terms of profitability. So that will have the most influence on our results.

M:   Thanks Stacy. Operator next question.

O:   Maura Byrne of Salomon Smith Barney, you may ask your question.

Q: Good morning and congratulations on a strong finish to the Quarter! On expense management end, you mentioned $20 million of savings in the 4th Quarter, on I guess the weigh, trades and labor scheduling. Also programmed, all the programs you initiated since last summer, how will benefits be carrying over into the 1st Half of '02? Can we look for a, let's say $40 million of expense savings, or was 4th Quarter lumpy given the size of the expenses?

W: Yeah, I think 40, yeah I think you're right in the later part of your question. The 4th Quarter is such a large part of our selling expenses that that's typically where we are going to realize. The, the program that we had laid out was about $100 million of which we thought we would get 75 in '02 and 25 in '03. We're pleased that we were able to be a little ahead of schedule on that with the $20 million that we got in the 4th Quarter. But I, you know, I think that the rest of it, the balance of the $75 million for '02 will be seen primarily in the second half of the year in the selling expense, and also in the Home Office head count.

M:   Thanks, Maura, next question.

O:   Jeff Klinefelter of US Bancorp Piper Jaffrey, you may ask your question.

Q: Yes, Michael, I was wondering if you could address just briefly, kind of where, how you're positioning Express and Express Men's here for the Spring season in terms of, you know, what categories you expect to work in this environment? And then also what sort of marketing activities are planned for the inte, ongoing integration of the Express Men's in terms of the age group that it is targeting?

M: Well in Men's we're talking woven shirts, casual pants, and of course our ever-present jeanswear because we're really, really rushing towards being very, very, very good at the jeans business. In Women's we're targeting cut and sew knitwear. We're targeting casual pants and we're targeting also jeanswear.

     In terms of marketing, any marketing that we do in Men's, will be instore. We're not yet ready to go public with that, with the men's part of the brand until we feel that we are really, really good at it. We will continue advertising in Women's as we started last fall. We feel it was quite successful. We feel that it is raising the profile of the brand.

M:   Thanks Michael, next question.

O:   Dana Cohen of Banc of America Securities, you may ask your question.

Q: Oh, hi guys! One clarification of one question. In terms of the impact of Lane Bryant, I think you said it was 4 cents. Is that to the 1st Quarter or the 1st Half? And then the second question is what would SG&A dollars have been on an apples-to-apples basis adjusted for the 53rd week in the, this 4th Quarter?

W: The first part of your question is that the impact of Lane Bryant is 5 cents in the half. It is 2 cents in the 1st Quarter and 3 cents in the 2nd Quarter. And I think we're going to have to get back to you on the question about the apples-to-apples for the different weeks. But the response in terms of the $20 million and the 2% reduction in store selling cost, if that's what you're getting with the question, was it adjusted for the 53, 52 week difference.

M:   Next question, please?

O:   John Morris of GKM, you may ask your question.

Q: Thanks. I add my congratulations as well! Question about inventory plans. As you look ahead especially for the Fall, it may be a little bit early now, but Ann could you give us a little bit more color of where you see your inventory plan? For the apparel businesses by concept, if you can give us that level of insight, and also for the Intimate Brands business.

W: You're right. It is a little early for Fall. We're taking our first look at the Fall numbers right now and we're likely to start off planning them again very conservatively knowing that we will keep an eye on them, and if we do see an opportunity to have some upside to move out of the negative ranges into the slightly positive ranges for the Fall. For the Spring, we're pretty clear that we are going to be down in the high single, low double-digits BON's early on in the March/April time frame, moving into the low single-digits for the 2nd Quarter. Obviously trying to call exactly when it is time to move from being conservative to certainly not being aggressive, but to inventorying our businesses a little bit more. It is something that we're going to spend a lot of time on. We talk about it every week. And, when we see the opportunities to do that, we will. But we really want to, we want to make sure that we focus on turns first, and that we see the real trends on a sustained basis. Not a good week and a bad week, but that we really believe that there is some broad base momentum out there before we move to a slightly less conservative posture.

M: Thanks, John. Operator, we have time for about 2 or 3 more before we have to begin the Intimate Brands Call.

O:   Marcia Aaron of Pacific Growth Equities, you may ask your question.

Q: Yes, good morning. Anne, can you give us an update on your infrastructure initiatives and in particular what you're doing on the IT front this year?

W: Well, I think that since we have Len Schlesinger here with us, and he can answer that question I'm sure terrifically, that I'm going to ask him to field that one.

M: The continuing efforts of the Information Technology initiatives really are meeting the needs of the individual brands while continuing to build support across the brands for an architecture that really is rooted in a collection of data warehouses in middlewear. We have been able to, over the last 12 months, collapse what was a 5-year integration strategy into a 3-year integration strategy. But we expect to have most of the systems architecture in place by the end of 2004.

M:   Thanks, Len. Next question.

O:   Robbie Ohmes of Morgan Stanley, you may ask your question.

Q: Oh, hi. My question is: you guys had a very promotional environment in the 4th Quarter, but you came through with a great gross margin and you've come out with this very conservative guidance including sort of only an up slightly gross margin and yet you're planning inventories pretty tightly, kind of similar to what you did for Holiday. I'm just trying to understand. Can you help us understand why you couldn't continue to see that type of improvement in merchandise margins as you move through the first 3 quarters of this year? Thanks.

W: Well, you know, we certainly hope we do see improvement in merchandise and gross margins, as we move through the first 3 quarters, but I think I will go back to the, some of the comments that I made at the beginning. The water is still pretty choppy out there. The you know, we will have a good week of selling and then we'll have a less good week of selling, and we still think there are risks economically and risks politically. So we believe it is still appropriate to be cautious, and that's reflected in our guidance.

M: Thanks Robbie. Operator, why don't we take this as the last question to allow everyone to dial in to the next call. Final question.

O:   Jeff Stein of McDonald Investments, you may ask your question.

Q: Can you talk a little bit about store openings and closings? Where is the incremental capital investment going this year relative to last year's capital plan?

W: For the apparel businesses, it's in the dual gender. So primarily, there's, you know, there's a little bit elsewhere, but the primary change from an apparel point-of-view is as the Structure Leases, Structure Store Leases come up for renewal, we are, for the most part, closing those stores and combining that business into the existing Express Women's Store. So that will give us some productivity gains as we move that volume through 1 box instead of 2. That's the primary thing.


Closing

TOM:

     We'd like to thank everyone for listening in.

     As a reminder you can replay the call by dialing 1-800-337-6551. The passcode is 583 or you can access it through our website. Thanks again, everyone.


End of Call

         The following is the transcript of a recorded conference call which took place on Thursday, March 7, 2002 regarding the announcement by Intimate Brands, Inc. of February 2002 sales results.


                             INTIMATE BRANDS, INC.
                              February Sales Call
                                 March 7, 2002
                                7:00 a.m. (EST)

GOOD MORNING EVERYONE. THIS IS DEBBIE MITCHELL, VICE PRESIDENT OF
COMMUNICATIONS AND INVESTOR RELATIONS FOR INTIMATE BRANDS. THIS IS INTIMATE BRAND'S FEBRUARY SALES REPORT FOR THE FOUR WEEK PERIOD ENDING SATURDAY, MARCH 2, 2002.

BEFORE I BEGIN, AS A MATTER OF FORMALITY, I DO NEED TO REMIND YOU THAT ANY FORWARD LOOKING COMMENTS I MAKE TODAY ARE SUBJECT TO THE SAFE HARBOR STATEMENT FOUND IN OUR SEC FILINGS.

NOW, A REVIEW OF THE RESULTS FOR INTIMATE BRANDS OVERALL:

SALES FOR THE FOUR WEEKS ENDED MARCH 2, 2002 WERE $349.6 MILLION, COMPARED TO $338.1 MILLION FOR THE FOUR WEEKS ENDED MARCH 3, 2001. COMPARABLE STORE SALES WERE UP 1% FOR THE PERIOD VERSUS A NEGATIVE 5% COMP LAST YEAR. OUR MERCHANDISE MARGIN WAS UP SLIGHTLY VERSUS

LAST YEAR AND INVENTORIES WERE DOWN 2 % ON A COST PER SQUARE FOOT BASIS.

NOW LET'S LOOK AT THE PERFORMANCE OF EACH BUSINESS:

VICTORIA'S SECRET STORES & BEAUTY
---------------------------------

COMPARABLE STORE SALES FOR FEBRUARY WERE UP 7% COMPARED TO LAST YEAR'S COMP SALES OF A -6%. MERCHANDISE MARGINS WERE UP. INVENTORIES WERE DOWN VERSUS LAST YEAR ON A COST PER SQUARE FOOT BASIS.

THE VERY SEXY BRA CONTINUED TO ELICIT STRONG CONSUMER RESPONSE...AND ALONG WITH A GIFTABLE SLEEPWEAR ASSORTMENT DROVE SALES DURING THIS VALENTINE'S DAY MONTH.

FOR THE BEAUTY BUSINESS, THE PRESTIGE FRAGRANCE PORTFOLIO, INCLUDING THE MEN'S FRAGRANCE, "VERY SEXY FOR HIM", COMBINED WITH A STRONG RESPONSE TO PROMOTIONAL PRICING ON GARDEN PRODUCTS DROVE DOUBLE DIGIT COMP INCREASES IN FEBRUARY.

FOR MARCH AT THE LINGERIE STORES, YOU'LL BE SEEING A "BODY BY VICTORIA" MEGA EVENT FEATURING THE FULL LINE OF BODY BY VICTORIA PRODUCTS - AS WELL AS A NEW FULL COVERAGE STYLE BRA WITH AN EXPANDED SIZE ASSORTMENT. BODY BY VICTORIA TV ADVERTISING WHICH BEGAN MARCH 5TH, PRINT ADS AND A DIRECT MAIL CAMPAIGN SUPPORT THIS EVENT.

THE BEAUTY BUSINESS IS FEATURING THE "Pink" FINE FRAGRANCE COLLECTION..."PINK" CELEBRATES ITS FIRST YEAR ANNIVERSARY THIS MONTH BY INTRODUCING "PINK" BLUSHING LUXE LOTION.

VICTORIA'S SECRET DIRECT
------------------------

SALES HERE WERE DOWN 7% TO LAST YEAR. MERCHANDISE MARGINS WERE FLAT AND INVENTORIES WERE DOWN.

SALES IN THE FIRST FIVE BOOKS OF THE SPRING SEASON, AND THE INTERNET BUSINESS WERE UP IN FEBRUARY VERSUS LAST YEAR. HOWEVER, THIS WAS MORE THAN OFFSET BY WEAK RESPONSE TO SALE BOOKS FEATURING LAST FALL'S MERCHANDISE.

THE GOOD NEWS IS THAT THE DIRECT BUSINESS IS CONTINUING TO GET GOOD TRACTION IN ITS MAJOR FOCUS AREAS IN BOTH LINGERIE AND CLOTHING.

BATH & BODY WORKS
-----------------

AT BATH & BODY WORKS, FEBRUARY COMPS WERE DOWN 8%. LAST YEAR COMPS WERE DOWN 3%. THE MERCHANDISE MARGIN WAS FLAT. INVENTORIES ON A COST PER SQUARE FOOT BASIS WERE UP MODESTLY.

AROMATHERAPY AND TRUE BLUE SPA DID WELL IN THE MONTH AND WE WERE PLEASED WITH CUSTOMER REACTION TO THE LAUNCH OF A NEW RESTORATIVE HAIR LINE. THE SPA AND THE NEW HAIR LINE WILL BE FEATURED THROUGH MID-MARCH.

MID-MONTH, A NEW FLOORSET WILL BE DEVOTED TO AROMATHERAPY, AS THE BUSINESS CONTINUES TO EMPHASIZE TRIAL OF THIS IMPORTANT NEW PRODUCT CATEGORY.

SUMMARY

SO, IN SUMMARY, WHILE WE WERE PLEASED WITH FEBRUARY OVERALL, HISTORY HAS SHOWN THAT FEBRUARY IS NOT PREDICTIVE OF THE SPRING SEASON.

AS WE NOTED IN THE FOURTH QUARTER EARNINGS CALL LAST WEEK, THE COMPANY EXPECTS THE ECONOMIC AND RETAIL ENVIRONMENT TO CONTINUE TO BE CHALLENGING IN THE FIRST HALF OF 2002.

I ALSO WANT TO NOTE THAT WE DO HAVE THE EASTER SHIFT IMPACT IN MARCH AND APRIL. MARCH COMPS WILL BENEFIT FROM THIS SHIFT BUT APRIL COMPS WILL BE NEGATIVELY IMPACTED. FOR THE FULL QUARTER, AS WE INDICATED LAST WEEK, WE EXPECT COMPARABLE STORE SALES TO BE ABOUT FLAT FOR INTIMATE BRANDS. VICTORIA'S SECRET COMPS SHOULD BE UP IN THE MID-SINGLE DIGITS, AND BATH & BODY WORKS' COMPS SHOULD BE DOWN HIGH SINGLE DIGITS.

THANKS AGAIN FOR YOUR INTEREST IN INTIMATE BRANDS.

On March 7, 2002, The Limited, Inc. Issued the following press release:


THE LIMITED, INC.
-----------------

THREE LIMITED PARKWAY
COLUMBUS, OHIO 43230
TEL 614 415 7000

      THE LIMITED, INC. REVISES EXCHANGE OFFER FOR INTIMATE BRANDS, INC.;
                   EXTENDS TENDER OFFER DEADLINE TO MARCH 20

Columbus, Ohio (March 7, 2002) The Limited, Inc. (NYSE:LTD) announced today that it revised its exchange offer for all outstanding publicly held common shares of Intimate Brands, Inc. (NYSE:IBI). Under the amended offer, all IBI shareholders will be offered 1.10 shares of Limited common stock in a tax-free exchange for each outstanding share of Intimate Brands Class A common stock. The 1.10 exchange ratio represents a 12% premium, based on the closing prices of Limited and IBI stock on February 4, the date of the announcement of the offer.

Although other terms and conditions of the exchange offer remain unchanged, The Limited, Inc. has extended the expiration of the exchange offer to midnight (New York City time) on Wednesday, March 20, 2002.

In consideration of the amendment in the exchange offer, the special meeting of Limited shareholders which was scheduled for March 11, 2002 will be adjourned to a later date which will be announced shortly.

ABOUT THE LIMITED, INC.
-----------------------

The Limited, Inc., through Express, Lerner New York, Limited Stores, Structure and Henri Bendel, presently operates 1,986 specialty stores. The Company also owns approximately 84% of Intimate Brands, Inc. (NYSE: IBI), the leading specialty retailer of intimate apparel, beauty and personal care products, sold through 2,620 stores under the Victoria's Secret, Bath & Body Works and White Barn Candle Co. brands. Victoria's Secret products are also available through the catalogue and www.VictoriasSecret.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
-------------------------------------------

In connection with the proposed transaction, The Limited, Inc. has filed an exchange offer prospectus and a proxy statement with the Securities and Exchange Commission. In addition, The Limited, Inc. intends to file with the Securities and Exchange Commission a post-effective amendment to the exchange offer prospectus and additional proxy materials, in each case including additional information with respect to the increased exchange ratio in the offer. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the exchange offer prospectus, the proxy statement and related documents from the Securities and Exchange Commission's web site at http://www.sec.gov. Free copies of these documents may also be obtained from The Limited by directing a request to The Limited, Inc., Investors Relations, Three Limited Parkway, Columbus, Ohio 43216, (614) 415-7076.

The Limited, its directors and certain of its executive officers and other members of its management may be deemed to be soliciting proxies from its stockholders in connection with the proposed transaction. Information concerning The Limited's participants in the solicitation is contained in a filing made by The Limited with the Securities and Commission pursuant to Rule 14a-12 on February 4, 2002.

ADDITIONAL INFORMATION FOR LIMITED SHAREHOLDERS

Limited shareholders who have voted with respect to the issuance of shares in the offer and the merger are not required to take any further action unless you wish to change your vote. If you wish to change your vote, you may do so in the manner described in The Limited's proxy statement previously mailed to you. Limited shareholders who have not yet voted may vote in the manner set forth in the proxy statement.

ADDITIONAL INFORMATION FOR IBI SHAREHOLDERS

All tendering IBI shareholders, including all shareholders who have previously tendered, will be entitled to receive the increased consideration if the offer is consummated. Approximately five million IBI shares have been tendered in the offer to date. Shareholders who have already tendered are not required to take any further action. Shareholders who wish to tender but have not yet done so, should follow the instructions included in the Offer to Exchange and the Letter of Transmittal previously mailed to you. That Letter of Transmittal remains effective for the offer at the increased exchange ratio. As a result of the extension of the offer, tendering shareholders are entitled to withdraw tendered shares until midnight (New York City time) on Wednesday, March 20, 2002.

FORWARD-LOOKING STATEMENTS. This press release contains certain forward-looking statements. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, many of which are beyond The Limited's control. Accordingly, actual results may differ materially from those expressed or implied in any such forward looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect The Limited's (including, Intimate Brands') financial performance and actual results and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the products sold and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms. In addition, a number of risks relate to the offer and the merger, including declines in the value of the consideration offered because the exchange ratio is fixed; the risks and liabilities associated with The Limited's non-Intimate Brands businesses that are different from those associated with Intimate Brands' businesses; and the risk that the anticipated benefits of the transaction will not be achieved.

Investors should read The Limited's prospectus and proxy statement relating to the proposed exchange offer and merger and the documents incorporated therein for a more detailed discussion of these risks and uncertainties. The Limited is under no obligation and does not intend to update any of these forward-looking statements, even if experience or future charges make it clear that any proposed results experienced or implied therein will not be realized.

For further information, please contact:
Tom Katzenmeyer
Vice President, Investor Relations & Communications
The Limited, Inc.
614-415-7076
www.Limited.com

On March 7, 2002, Intimate Brands, Inc. issued the following press release:


                    INTIMATE BRANDS REPORTS FEBRUARY SALES

Columbus, Ohio (March 7, 2002) -- Intimate Brands, Inc. (NYSE: IBI) reported a comparable store sales increase of 1% for the four weeks ended March 2, 2002 compared to the four weeks ended March 3, 2001. Net sales were $349.6 million, an increase of 3% compared to sales of $338.1 million last year.

To hear the Intimate Brands, Inc. prerecorded February sales message, call 1-800-294-4342, followed by the passcode IBI (424), or log onto www.IntimateBrands.com for an audio replay.

About Intimate Brands, Inc.:

Intimate Brands, Inc. is the leading specialty retailer of intimate apparel, beauty and personal care products through the Victoria's Secret and Bath & Body Works brands. As of March 2, 2002, Victoria's Secret products are available through 907 lingerie and 495 beauty stores (of which 96 are stand-alone), the Victoria's Secret Catalogue and online at www.VictoriasSecret.com. The Company offers a broad selection of personal care, home fragrance and decor products through 1,586 Bath & Body Works and 127 White Barn Candle Company stores (of which 31 are stand-alone).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in the February sales call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in any forward-looking statements included in the February sales call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The forward-looking information provided in the February sales call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                      ###

For further information, please contact:
Debbie J. Mitchell
Vice President, Communications and Investor Relations
Intimate Brands, Inc.
(614) 415-7546
www.IntimateBrands.com

(attachment: Comparable Store Sales and Store Count, page 2)

                             INTIMATE BRANDS, INC.
                                 FEBRUARY 2002


Comparable Store Sales Increase (Decrease):

                                    February    February
                                      2002        2001
                                    --------    --------

Victoria's Secret Stores               7%          (6%)

Bath & Body Works                     (8%)         (3%)

Intimate Brands, Inc.                  1%          (5%)




Total Stores:

                                                                Stores        Stores
                              Beginning      Year-to-date      Operating     Operating
                              of Year       Opened   Closed    at 3/2/02     at 3/3/01
                              ---------     ------   ------    ---------     ---------

Victoria's Secret Stores       1,002           1        -        1,003          957

Bath & Body Works              1,615           2        -        1,617        1,441
                               -----          --       --        -----        -----

Intimate Brands, Inc.          2,617           3        -        2,620        2,398

         The following is the transcript of a recorded conference call which took place on Thursday, March 7, 2002 regarding the announcement by The Limited, Inc. of February 2002 sales results.

                               THE LIMITED, INC.
                                 February Sales
                                 March 7, 2002
                                7:00 a.m. (EST)

GOOD MORNING EVERYONE. THIS IS AMIE PRESTON, DIRECTOR OF INVESTOR RELATIONS FOR THE LIMITED, INC. THIS IS THE LIMITED'S FEBRUARY SALES REPORT FOR THE FOUR WEEK PERIOD ENDING SATURDAY, MARCH 2, 2002.

BEFORE I BEGIN, AS A MATTER OF FORMALITY, I NEED TO REMIND YOU THAT ANY FORWARD LOOKING STATEMENTS I MAY MAKE TODAY ARE SUBJECT TO THE SAFE HARBOR STATEMENT FOUND IN OUR SEC FILINGS.

    FIRST I'LL REVIEW THE RESULTS FOR LIMITED, INC.

SALES FOR THE FOUR WEEKS ENDED MARCH 2, 2002, WERE $622.5 MILLION, COMPARED TO ADJUSTED SALES OF $593.4 MILLION FOR THE FOUR WEEKS ENDED MARCH 3, 2001. ADJUSTED SALES EXCLUDE LANE BRYANT FROM LAST YEAR'S RESULTS. LIMITED, INC. COMPS INCREASED 2% IN FEBRUARY.
MERCHANDISE MARGINS WERE UP TO LY.

IN OUR APPAREL BRANDS:

SALES IN FEBRUARY WERE $270.1 MILLION VS. $252.5 MILLION LAST YEAR.
COMPS FOR FEBRUARY IN APPAREL WERE UP 4% AND MERCHANDISE MARGINS WERE UP TO LY. SALES IN FEBRUARY WERE ABOVE OUR INITIAL EXPECTATIONS, AND WE ARE PLEASED WITH THE INITIAL RESPONSE TO SPRING MERCHANDISE.

HOWEVER, FEBRUARY IS NOT A SIGNIFICANT MONTH, AND IT IS NOT NECESSARILY PREDICTIVE OF THE REMAINDER OF THE QUARTER.

APPAREL INVENTORIES ENDED THE MONTH DOWN 15% PER SQ. FOOT AT COST.

WE CONTINUE TO EXPECT APPAREL INVENTORY, ON A COST OF GOODS AVAILABLE FOR SALE BASIS, TO BE DOWN IN THE MID TO HIGH SINGLE DIGITS FOR THE FIRST QUARTER.

FOR THE SECOND QUARTER, WE EXPECT INVENTORIES TO BE ROUGHLY FLAT ON A COST OF GOODS AVAILABLE BASIS. WE HAVE APPROVED ADDITIONAL INVENTORY PURCHASES TO CHASE PROVEN WINNERS AND REPLENISH INVENTORIES THAT ARE DOWN MORE THAN ANTICIPATED BECAUSE OF THE ABOVE-PLAN FEBRUARY RESULTS.

NOW FOR THE INDIVIDUAL BRAND RESULTS BEGINNING WITH:

EXPRESS

BEGINNING THIS MONTH, WE WILL BE REPORTING EXPRESS WOMEN'S AND MEN'S AS ONE COMBINED COMP. THIS MORNING WE FAXED OUT RESTATED COMBINED HISTORICAL COMPS FOR THE LAST THREE YEARS, AND THIS INFORMATION IS ALSO AVAILABLE FROM OUR WEBSITE, WWW.LIMITED.COM.

EXPRESS COMPS FOR FEBRUARY WERE UP 5% AGAINST 1% LAST YEAR, AND WERE ABOVE EXPECTATIONS AT BOTH WOMEN'S AND MEN'S.

MERCHANDISE MARGINS WERE UP TO LAST YEAR.

AT WOMEN'S, RESULTS BENEFITED FROM BALANCED PERFORMANCE ACROSS THE ASSORTMENT. KEY DRIVERS INCLUDED SPORTSWEAR TOPS, DRESSES, CASUAL BOTTOMS AND LINGERIE. NON GO-FORWARD DENIM STYLES WERE PROMOTED SUCCESSFULLY IN WEEK 3 AT $29.50.

IN MEN'S, COMPS WERE POSITIVE, LED BY THE SUCCESS OF DIRECT MAIL PROMOTIONS DURING THE LAST TWO WEEKS OF THE MONTH. AVERAGE DOLLAR SALE WAS UP SIGNIFICANTLY DURING THE MONTH, DUE TO COMPARISONS TO HEAVY CLEARANCE LAST YEAR. GROWTH CAME FROM WOVEN TOPS, DENIM, AND DRESS PANTS AND BLAZERS.

AT LERNER NEW YORK

COMPS FOR FEBRUARY INCREASED 5%, ABOVE EXPECTATIONS. MERCHANDISE MARGINS WERE UP TO LY. PERFORMANCE WAS DRIVEN BY A $19.50 STOCK UP ON PANTS SALE AND A $15 POLO "WOW" PROMOTION IN THE FIRST HALF OF THE MONTH, FOLLOWED BY A $49 OUTFIT AND CITY CASH PROMOTIONS IN THE LAST HALF OF THE MONTH. NEARLY ALL DEPARTMENTS PERFORMED WELL.

AT LIMITED STORES

COMPS FOR FEBRUARY WERE DOWN -1% TO LY, ABOVE EXPECTATIONS.

MERCHANDISE MARGINS WERE DOWN TO LY, DRIVEN BY A TIMING DIFFERENCE AS WE AGGRESSIVELY MOVED TO ADDRESS POOR PERFORMING ITEMS. WOVEN TOPS AND ACCESSORIES HAD SIGNIFICANT INCREASES TO LAST YEAR.

INTIMATE BRANDS

AS YOU KNOW, INTIMATE BRANDS ALSO RELEASED THEIR FEBRUARY SALES THIS MORNING.

SALES IN FEBRUARY WERE $349.6 MILLION, COMPARED TO $338.1 MILLION LAST YEAR. COMPARABLE STORE SALES WERE UP 1% AND MERCHANDISE MARGIN WAS UP SLIGHTLY TO LY. INVENTORIES WERE DOWN -2% ON A COST PER SQUARE FOOT BASIS.

NOW FOR THE INTIMATE BRANDS BUSINESSES BEGINNING WITH....

VICTORIA'S SECRET STORES

COMPARABLE STORE SALES FOR FEBRUARY WERE UP 7% AND MERCHANDISE MARGINS WERE UP TO LY. THE VERY SEXY BRA AND A GIFTABLE SLEEPWEAR ASSORTMENT DROVE SALES DURING THE MONTH.

AT VICTORIA'S SECRET DIRECT

FEBRUARY SALES WERE DOWN 7% TO LAST YEAR. MERCHANDISE MARGINS WERE FLAT TO LY. SALES IN THE SPRING SEASON BOOKS AND THE INTERNET BUSINESS WERE UP IN FEBRUARY. THIS WAS OFFSET, HOWEVER, BY WEAK RESPONSE TO SALE BOOKS FEATURING LAST FALL'S MERCHANDISE.

BATH & BODY WORKS

AT BATH & BODY WORKS, FEBRUARY COMPS WERE DOWN -8%. MERCHANDISE MARGIN WAS FLAT TO LAST YEAR. AROMATHERAPY AND TRUE BLUE SPA DID WELL IN THE MONTH AND WE WERE PLEASED WITH CUSTOMER REACTION TO THE LAUNCH OF A NEW RESTORATIVE HAIR LINE.

IF YOU WOULD LIKE TO HEAR A MORE DETAILED REPORT ON INTIMATE BRANDS, YOU CAN LISTEN TO THEIR PRERECORDED CALL WITH DEBBIE MITCHELL BY DIALING 1-800-294-4342 FOLLOWED BY THE ACCESS CODE FOR IBI, WHICH IS 424.

WE ANTICIPATE A FAIRLY SIGNIFICANT IMPACT TO MARCH AND APRIL COMPS DUE TO THE EARLIER EASTER THIS YEAR, WITH MARCH IMPACTED FAVORABLY AND APRIL NEGATIVELY. FOR THE QUARTER, WE CONTINUE TO ANTICIPATE SLIGHTLY NEGATIVE LIMITED, INC. COMPS.

THANK YOU FOR YOUR CONTINUING INTEREST IN THE LIMITED.

On March 7, 2002, The Limited, Inc. issued the following press release:


THE LIMITED, INC
----------------------


THREE LIMITED PARKWAY
COLUMBUS, OHIO 43230
TEL 614 415 7000


                   THE LIMITED, INC. REPORTS FEBRUARY SALES

Columbus, Ohio (March 7, 2002) -- The Limited, Inc. (NYSE/LSE: LTD) reported a comparable store sales increase of 2% for the four weeks ended March 2, 2002 compared to the four weeks ended March 3, 2001. Net sales were $622.5 million, an increase of 5% compared to adjusted sales of $593.4 million last year. Adjusted sales in 2001 exclude sales from Lane Bryant, which was sold to Charming Shoppes, Inc. (NASDAQ: CHRS) in August 2001. Net sales for the four weeks ended March 3, 2001 including Lane Bryant were $660.6 million.

To hear The Limited, Inc.'s prerecorded February sales message, call 1-800-337-6551, followed by the passcode LTD (583), or log onto www.Limited.com for an audio replay.

About The Limited, Inc.:
The Limited, Inc., through Express, Lerner New York, Limited Stores, Structure and Henri Bendel, presently operates 1,986 specialty stores. The Company also owns approximately 84% of Intimate Brands, Inc. (NYSE: IBI), the leading specialty retailer of intimate apparel, beauty and personal care products, sold through 2,620 stores under the Victoria's Secret, Bath & Body Works and White Barn Candle Co. brands. Victoria's Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forwardlooking statements made by the Company in the February sales call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in any forward-looking statements included in the February sales call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The forward-looking information provided in the February sales call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                     # # #


For further information, please contact:
Tom Katzenmeyer
Vice President, Communications and Investor Relations
The Limited, Inc.
614-415-7076
www.Limited.com
(attachment: Comparable Store Sales and Store Count, page 2)

                               THE LIMITED, INC.
                                 FEBRUARY 2002


Comparable Store Sales Increase (Decrease):


                              February       February
                                2002           2001
                              --------       --------
Victoria's Secret Stores         7%            (6%)
Bath & Body Works               (8%)           (3%)
Intimate Brands, Inc.            1%            (5%)
Express                          5%             1%
Lerner New York                  5%             9%
Limited Stores                  (1%)            5%
Total Apparel                    4%             4%
The Limited, Inc.                2%             0%


Total Stores:
                                                           Stores        Stores
                         Beginning      Year-to-date     Operating     Operating
                          of Year     Opened   Closed    at 3/2/02     at 3/3/01
                         ---------    ------   ------    ---------     ---------
Victoria's Secret Stores   1,002          1        -       1,003            957
Bath & Body Works          1,615          2        -       1,617          1,441
                           -------------------------------------          -----
Total Intimate Brands      2,617          3        -       2,620          2,398

Express Women                667          -       (2)        665            663
Express Men                  439          -       (6)        433            467
                           -------------------------------------          -----
Total Express              1,106          -       (8)      1,098          1,130

Lerner New York              522          -       (2)        520            558
Limited Stores               368          -       (1)        367            388
                           -------------------------------------          -----
Total Apparel              1,996          -      (11)      1,985          2,076

Henri Bendel                   1          -        -           1              1
Lane Bryant                    -          -        -           -            652
                           -------------------------------------          -----
Total Other Businesses         1          -        -           1            653
                           -------------------------------------          -----
Total Limited, Inc.        4,614          3      (11)      4,606          5,127
                           =====================================          =====